Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

THE ADT CORPORATION,

PRIME SECURITY SERVICES BORROWER, LLC,

PRIME SECURITY ONE MS, INC.,

and, solely for the purposes of Article IX,

PRIME SECURITY SERVICES PARENT, INC.

and

PRIME SECURITY SERVICES TOPCO PARENT, L.P.

Dated as of February 14, 2016

-ii-

-iii-

EXHIBITS:
Exhibit A-1	Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit A-2	Amended and Restated Bylaws of the Surviving Corporation

-iv-

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	9.5(a)
Acquisition Proposal	6.1(e)(i)
Action	3.10
Affiliate	9.5(b)
Agreement	Preamble
Alternative Financing	6.12(a)(ii)
Antitrust Law	6.4(b)
Applicable Date	3.7(a)
Bankruptcy and Equity Exception	3.4
Benefit Plan	9.5(c)
Bonus Plan	6.9(c)
Book-Entry Share	2.1(a)
Business Day	9.5(d)
Bylaws	3.2
Canadian Competition Act	9.5(e), 6.4(a)
Cancelled Shares	2.1(a)
Capitalization Date	3.3(a)
Certificate of Incorporation	3.2
Certificate of Merger	1.3
Change of Recommendation	6.3
Closing	1.2
Closing Date	1.2
Code	3.11(c)
Common Stock	3.3
Company	Preamble
Company Disclosure Schedule	3
Company Employees	3.11(a)
Company Intellectual Property	3.17(a)
Company Notice	6.1(d)
Company Plan	3.11(a)
Company Requisite Vote	3.4
Company Securities	3.3(c)
Company Stock Plan	3.3(a)(iii)
Company Termination Payment	9.5(f)
Competition Act Approval	9.5(g)
Compliant	9.5(h)
Confidentiality Agreement	6.6(c)
Continuing Employees	6.9(a)
Contract	9.5(i)
control	9.5(j)
Credit Facility	9.5(k)
Debt Commitment Letter	4.8
Debt Financing	4.8

Debt Financing Commitments	4.8
Debt Offer	6.11(b)(i)
Debt Offer Documents	6.11(b)(i)
Debt Offers	6.11(b)(i)
Debt Payoff Letters	6.11(a)
DGCL	Recitals
Discharge	6.11(b)(iii)
Dissenting Shares	2.4
DOJ	6.4(b)
Effective Time	1.3
End Date	8.1(c)
Environmental Laws	3.18(d)
Equity Financing	4.8
Equity Financing Commitment	4.8
Equity Investors	4.8
ERISA	3.11(c)
ERISA Affiliate	9.5(l)
Exchange Act	3.5(b)
Exchange Fund	2.3(a)
Excluded Party	6.1(e)(ii)
Existing Parent Credit Agreements	9.5(m)
Financial Advisor	3.19
Financing	4.8
Financing Commitments	4.8
Financing Source Related Party	8.2(f)
First Date	8.1(g)
FTC	6.4(b)
FTC Consent Order	9.5(n)
GAAP	9.5(o)
Governmental Entity	9.5(p)
Guarantor	Recitals
Guarantors	Recitals
Hazardous Materials	3.18(d)
HIPAA	9.5(q)
HSR Act	3.5(b)
HSR Affiliate Owner	9.5(tt)
HSR Filing	6.4(a)
Indemnified Party	6.10(a)
Indenture	6.11(b)(ii)
Information Privacy and Security Laws	9.5(r)
Intellectual Property	9.5(s)
Intervening Event	6.1(c)(iii)
Investment Entity	3.1(b)

-v-

Investment Interest	3.1(b)
IRS	3.11(b)
IT Assets	9.5(t)
knowledge	9.5(u)
Law	9.5(v)
Leased Real Property	9.5(w)
Leases	9.5(x)
Licenses	3.6(a)
Lien	9.5(y)
Marketing Period	9.5(z)
Material Adverse Effect	9.5(aa)
Material Contract	3.8(a)
Material Lease	9.5(bb)
Material Leased Real Property	9.5(cc)
Maximum Liability Amount	8.2(g)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3.11(a)
No-Shop Period Start Date	6.1(a)
Notes	6.11(b)
Notice Period	6.1(d)
Option	2.2(a)
Owned Intellectual Property	3.17(a)
Owned Real Property	9.5(dd)
Parent	Preamble
Parent Disclosure Schedule	4
Parent Group	6.4(a)
Parent Guarantee	Recitals
Parent Holdings	9.5(ee)
Parent Inc.	Preamble
Parent LP	Preamble
Parent Material Adverse Effect	7.3(a)
Parent Related Party	9.5(ff)
Parent Termination Fee	8.2(b)(iv)
Parties	Preamble
Party	Preamble
Paying Agent	2.3(a)
PCI DSS	9.5(gg)
Per Share Merger Consideration	2.1(a)
Permitted Liens	9.5(hh)
Person	9.5(ii)
Personal Information	9.5(jj)

Preferred Securities Commitment Letter	4.8
Preferred Securities Financing	4.8
Preferred Securities Financing Commitments	4.8
Preferred Stock	3.3
Proceeding	6.10(a)
Program	6.9(c)
Proxy Statement	3.16
PSU	2.2(c)
Real Property	9.5(kk)
Recommendation	3.4
Related Party	9.5(ll)
Representatives	6.1(a)
Required Amount	4.8
Required Information	9.5(mm)
SEC	3.7(a)
SEC Reports	3.7(a)
Second Request Event	9.5(y)
Securities Act	3.7(a)
Share	2.1(a)
Sharing Agreement	9.5(nn)
Software	9.5(oo)
Specified Commercial Matter	9.5(pp)
Stock Unit	2.2(b)
Stockholders Meeting	6.3
subsidiaries	9.5(rr)
subsidiary	9.5(qq)
Superior Proposal	6.1(e)(iii)
Suppliers	3.24
Surviving Corporation	1.1
Takeover Law	3.21
Tax Return	3.15(i)(ii)
Taxes	3.15(i)(i)
Third-Party Financing	4.8
Third-Party Financing Commitments	4.8
Transaction Documents	9.5(rr)
Transaction Litigation	6.14
Transaction Material Adverse Effect	9.5(ss)
Union	3.12(a)
Warn Act	3.12(b)
Whole of the P1 Business	9.5(tt)
Willful Breach	9.5(uu)

-vi-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2016 (this “Agreement”), is entered into by and among The ADT Corporation, a Delaware corporation (the “Company”), Prime Security Services Borrower, LLC, a Delaware limited liability company (“Parent”), Prime Security One MS, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub” and, together with the Company and Parent, the “Parties” and each, a “Party”) and, solely for the purposes of Article IX, Prime Security Services Parent, Inc., a Delaware corporation (“Parent Inc.”) and Prime Security Services TopCo Parent, L.P., a Delaware limited partnership (“Parent LP”).

RECITALS

WHEREAS, the Board of Directors of Parent and Merger Sub have unanimously approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger on the terms and subject to the conditions set forth in this Agreement and have authorized the execution and delivery hereof;

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) approved this Agreement and the transactions contemplated hereby in accordance with the DGCL and (iii) adopted a resolution recommending this Agreement be adopted by the stockholders of the Company;

WHEREAS, as a material inducement to, and as consideration for the Company entering into this Agreement, concurrently with the execution of this Agreement, Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P. (each, a “Guarantor” and collectively, the “Guarantors”) has entered into a limited guarantee, dated as of the date hereof, on the terms and subject to the conditions set forth therein, guaranteeing certain of Parent’s obligations under this Agreement (the “Parent Guarantee”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving

Corporation”) and a wholly owned subsidiary of Parent, and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 1.2 Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m., New York City time, on the third (3rd) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied or waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing; provided that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, the Parties shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) the third (3rd) Business Day following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver in writing of all of the conditions set forth in Article VII as of the date determined pursuant to this Section 1.2) or, if earlier, the End Date (as such End Date may be extended pursuant to Section 8.1(c)). The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with, and containing such information as required by, Section 251 of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

Section 1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth in Exhibit A-1, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended or restated as provided therein and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company, as in effect immediately prior to the

Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit A-2, and, as so amended and restated, shall be the bylaws of the Surviving Corporation, until thereafter amended or restated as provided therein, by the certificate of incorporation of the Surviving Corporation and by applicable Law, in each case consistent with the obligations set forth in Section 6.10.

Section 1.5 Directors and Officers.

(a) The Parties shall take all actions reasonably necessary to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and applicable Law.

(b) The officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any of the following securities:

(a) Merger Consideration. Each share of Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time (each such share, a “Share”) (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time and Shares owned by the Company, including Shares held in treasury by the Company or owned by any direct or indirect wholly-owned subsidiary of the Company, and in each case not held on behalf of third parties (collectively, the “Cancelled Shares”) and (ii) the Dissenting Shares (as defined below)) shall be converted automatically into and shall thereafter represent the right to receive $42.00 per Share in cash, without interest and subject to any applicable withholding Taxes as provided in Section 2.3(e) (the “Per Share Merger Consideration”), upon the surrender of any non-certificated shares represented by a book-entry (each, a “Book-Entry Share”) in the manner provided in this Article II. At the Effective Time, all of the Shares that have been converted into a right to receive the Per Share Merger Consideration (other than Cancelled Shares and Dissenting Shares) as provided in this Section 2.1(a) shall no longer be outstanding and shall be cancelled and extinguished automatically and shall cease to exist. Each former holder of a Book-Entry Share that was outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Share, except for the right to receive the Per Share Merger

Consideration, without interest and subject to applicable withholding Taxes, to be paid in consideration therefor upon surrender of such Book-Entry Shares in accordance with this Article II. Any Per Share Merger Consideration paid upon the surrender of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Share and the respective non-certificated Share formerly represented thereby. As provided in Section 2.3(e), the right of any holder of a Share to receive the Per Share Merger Consideration shall be subject to and reduced by the amount of any required withholding under applicable tax Law.

(b) Cancellation of Cancelled Shares. Each Cancelled Share shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2 Treatment of Options, Stock Units and PSUs. Unless otherwise mutually agreed in writing by Parent and the Company prior to the Effective Time:

(a) Treatment of Options. Immediately prior to the Effective Time, each outstanding option to purchase Shares (an “Option”) under the Company Stock Plan, shall, automatically and without any required action on the part of the holder thereof, become immediately vested and be cancelled and shall only entitle the holder of such Option to receive (without interest), an amount in cash equal to the product of (x) the total number of Shares subject to the Option, multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Option, less applicable Taxes required to be withheld with respect to such payment, payable (without any crediting of interest for the period from the Effective Time through the date of payment) in a lump sum through the Company’s payroll system or by check or other method as determined by Parent as soon as reasonably practicable (but no later than the second payroll date) after the Effective Time.

(b) Treatment of Stock Units. Immediately prior to the Effective Time, any vesting conditions applicable to each outstanding restricted stock unit, deferred stock unit, phantom stock unit or similar stock right (any such arrangement, other than a PSU, a “Stock Unit”) under the Company Stock Plan shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and each Stock Unit shall be cancelled and shall only entitle the holder of such Stock Unit to receive (without interest) at or promptly following the Effective Time an amount in cash equal to the product of (x) the total number of Shares subject to such Stock Unit immediately prior to the Effective Time multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment, payable (without any crediting of interest for the period from the Effective Time through the date of payment) in a lump sum through the Company’s payroll system or by check or other method as determined by Parent as soon as reasonably practicable (but not later than the second payroll date) after the Effective Time.

(c) Treatment of Performance Share Units. Immediately prior to the Effective Time, each outstanding performance share unit (“PSU”) under the Company Stock Plan shall automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such PSU to receive (without interest), subject to the terms and conditions of this Section 2.2(c), an amount in cash equal to the product of (x) the total number of Shares subject to such PSU immediately prior to the Effective Time (assuming for this purpose that performance resulted in a payout of 115% of the target award) multiplied by (y) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment, payable (without any crediting of interest for the period from the Effective Time through the date of payment) in a lump sum through the Company’s payroll system or by check or other method as determined by Parent as soon as reasonably practicable (but not later than the second payroll date) after the date that such PSU would have otherwise vested in accordance with its terms (and in any event not later than December 31st of the year during which such vesting date occurs) but only if such conditions to vesting are satisfied prior to such vesting date; provided, that if the employment or service of such grantee of such PSU is terminated by the Surviving Corporation or its Affiliates or by the grantee prior to such vesting date under conditions that would have accelerated the vesting of such PSU had it remained outstanding, then such vesting shall be accelerated as of the date of such termination of employment or service.

(d) Corporate Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take all such lawful actions as may be necessary to provide for and give effect to the transactions contemplated by this Section 2.2. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall not provide any holder of an award or right under any Company Stock Plan with the right to acquire any capital stock or other equity interest (including any “phantom” stock or stock appreciation rights) in the Surviving Corporation, Parent, or their respective Affiliates.

Section 2.3 Surrender of Shares.

Paying Agent.

(a) Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement in form and substance reasonably acceptable to the Company with a paying agent selected by Parent with the Company’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed, to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) to receive payment of the aggregate Per Share Merger Consideration to which the stockholders of the Company shall become entitled pursuant to Section 2.1(a). At the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, a cash amount in immediately available funds that, when taken together with available cash of the Company and its subsidiaries that is deposited with the Paying Agent at the Effective Time, is sufficient in the aggregate for the Paying Agent to make the payments of the aggregate Per Share Merger Consideration as provided pursuant to Section 2.1(a) (such cash being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Shares that will be converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.1(a). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be invested by the Paying Agent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (iv) in money market funds investing solely in a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent and may be paid to Parent from time to time in Parent’s sole discretion. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the aggregate Per Share Merger Consideration as contemplated hereby, Parent will reasonably promptly replace or restore, or shall cause to be replaced or restored, the portion of the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Notwithstanding anything to the contrary herein, in the event that the Company or any of its subsidiaries divests, disposes of, or licenses any assets, properties, products, rights, services or businesses of the Company or any of its subsidiaries or any interest therein pursuant to Section 6.4(c), then the Company shall deposit in the Exchange Fund prior to the Effective Time all or such portion of the proceeds received by the Company or its subsidiaries as may be requested in writing by Parent.

(b) Exchange Procedures.

(i) Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Paying Agent shall mail or otherwise provide to each former holder of record of Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials specifying that delivery shall be effected, and risk of loss and title shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request), such transmittal materials to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (B) instructions for use in effecting the surrender of the Book-Entry Shares in exchange for the Per Share Merger Consideration to which such holder of Book-Entry Shares is entitled pursuant to Section 2.1(a).

(ii) Book-Entry Shares. Each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) equal to the product obtained by multiplying (A) the number of Shares represented by such Book-Entry Shares by (B) the Per Share Merger Consideration, and the Book-Entry Shares so surrendered shall immediately be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Book-Entry Shares. Any Per Share Merger Consideration paid upon surrender of any Book-Entry Share shall be deemed to have been paid in full satisfaction of all rights pertaining to such Book-Entry Share.

(iii) Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company or if payment of the Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of the Book-Entry Share may be issued to such transferee or other Person if the Book-Entry Share formerly representing such Shares is properly presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to establish to the reasonable satisfaction of the Surviving Corporation that any applicable transfer or other similar Taxes have been paid or are not applicable.

(iv) Unsurrendered Book-Entry Shares; Paying Agent Expenses. Until surrendered as contemplated by this Section 2.3(b), each Book-Entry Share (other than Cancelled Shares and Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (together with letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required pursuant to such instructions (as applicable)) the applicable Per Share Merger Consideration in respect of the Share represented by such Book-Entry Share as provided pursuant to this Article II. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Per Share Merger Consideration.

(c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of Book-Entry Shares (other than Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to look to the Surviving Corporation for payment of the Per Share Merger Consideration in respect of its Book-Entry Shares in accordance with Section 2.1(a) and subject to compliance with this Article II (after giving effect to any required Tax withholdings as provided in Section 2.3(e)) upon delivery of evidence of Book-Entry Shares acceptable to the Surviving Corporation, without any interest thereon in accordance with the provisions set forth in Section 2.3(b), upon due surrender of its Book-Entry Shares. Notwithstanding anything to the contrary herein, none of the Surviving Corporation, Parent, the Company, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(d) Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any evidence of a Book-Entry Share is presented, and acceptable, to the Surviving Corporation, Parent or the Paying Agent for transfer, subject to compliance with the procedures set forth in this Article II, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to Section 2.1(a) (without interest and less any applicable withholding Taxes). The Per Share Merger Consideration paid upon receipt by the Paying Agent of an “agent’s message” in the case of Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Book-Entry Shares.

(e) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options, PSUs or Stock Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such deducted or withheld amounts (i) shall be remitted by the Paying Agent, Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Options, PSUs or Stock Units (as the case may be) in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), any Shares (other than Cancelled Shares) that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement and who are entitled to and have properly demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL, have complied in all respects with Section 262 of the DGCL, and have not effectively withdrawn such demand (collectively, “Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.1(a), unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL, at which time such Shares shall be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration as provided in Section 2.1(a), without interest and after giving effect to any required Tax withholdings pursuant to Section 2.3(e) payable upon surrender of the Book-Entry Shares (and related documents) in accordance with this Article II, and such Shares shall not be deemed Dissenting Shares, and such holder thereof shall cease to have any other rights with respect to such Shares. Each holder of Dissenting Shares shall be entitled to receive only the payment of the fair value of such Dissenting Shares in accordance with the provisions of, and as provided by, Section 262 of the DGCL with respect to such Dissenting Shares unless and until such Person shall have effectively withdrawn or otherwise lost or failed to perfect such Person’s right to appraisal or payment under the DGCL. The Company shall give Parent prompt notice (and in any event within one (1) Business Day) of receiving any demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law with respect to appraisal rights. Parent shall have the right to direct and control all negotiations and proceedings with respect to any such demands, withdrawals or attempted withdrawals of such demands and any other actions in respect of the stockholders’ rights of appraisal; provided that prior to the Effective Time Parent shall consult with the Company and consider in good faith the Company’s advice with respect to such negotiations and proceedings and the Company shall have the right to participate in any such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, and prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, make any payment with respect to any demands for appraisal or offer to settle or compromise, or settle or compromise or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of the DGCL, or agree to do any of the foregoing.

Section 2.5 Adjustments. Notwithstanding anything to the contrary herein, in the event that the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding after the date hereof and prior to the Effective Time shall have been changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted to provide to Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement (including, for the avoidance of doubt, Section 5.1).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the SEC Reports filed with, or furnished to, the SEC on or after January 1, 2014 and not less than two (2) Business Days prior to the date of this Agreement and only as and to the extent disclosed therein (and excluding any disclosures set forth in the SEC Reports (x) under the captions “Risk Factors” or “Forward-Looking Statements” and (y) in any other section relating to forward-looking statements to the extent they are cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3 or Section 3.4 of this Agreement, (ii) as set forth on the corresponding sections or subsections of the disclosure schedules delivered to Parent by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, formed, existing, qualified or, to the extent such concept is applicable, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect or (ii) a Transaction Material Adverse Effect.

(b) Schedule 3.1(b) of the Company Disclosure Schedule sets forth (x) each of the Company’s subsidiaries and the ownership interest of the Company in each such subsidiary, as well as the ownership interest of any other Person or Persons in each such subsidiary and the jurisdiction of organization of each such subsidiary and (y) a list of each other corporation, partnership, limited liability company or other Person that is not a subsidiary but in which the Company, directly or indirectly, holds an equity interest (each such Person in this clause (y), an “Investment Entity”, and each such interest, an “Investment Interest”), the ownership interest of the Company in each Investment Entity, the jurisdiction of organization of each such Investment Entity and, to the knowledge of the Company, as of the date hereof, the ownership interest of any other Person or Persons in each such Investment Entity. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any other Person.

Section 3.2 Organizational Documents. The Company has made available to Parent, prior to the date hereof, correct and complete copies of the certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and the amended and restated bylaws, as amended to date (the “Bylaws”), of the Company, and equivalent organizational or governing documents, as amended to date, of all of the Company’s subsidiaries and each Investment Entity. Each of the foregoing documents is in full force and effect, and neither the Company nor any of its subsidiaries is in violation of any provision of the foregoing documents in any material respect.

Section 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 1,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

(a) As of January 31, 2016 (the “Capitalization Date”):

(i) no shares of Preferred Stock were issued or outstanding;

(ii) 165,318,553 shares of Common Stock were issued and outstanding and no shares of Common Stock were held by the Company in its treasury; and

(iii) there were (A) 4,977,584 shares of Common Stock underlying outstanding Options, (B) 897,710 shares of Common Stock underlying outstanding PSUs (calculated based on deemed 115% performance achievement), and (C) 869,048 shares of Common Stock underlying outstanding Stock Units, in each such case as granted or provided for under the 2012 Stock and Incentive Plan (and applicable award agreements issued thereunder) (the “Company Stock Plan”).

(b) From the close of business on the Capitalization Date until the date of this Agreement, no options to purchase Shares have been granted and no Shares have been issued, except for shares of Common Stock issued pursuant to the exercise or vesting of Options or the vesting of PSUs or Stock Units, in each case in accordance with the terms of the Company Stock Plans. Schedule 3.3(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, each outstanding award issued under the Company Stock Plan, and, with respect to each, the type of award, the date of grant, the number of Shares subject to such award (including target and maximum numbers for PSUs), the accrued but unpaid dividends or dividend equivalent units corresponding to such awards and, for the PSUs, such number of dividend equivalent units as would be credited to each such holder based on the target and maximum performance goals set forth in the applicable PSU award agreement, the vesting schedule thereof, and, with respect to the Options, the price per share at which such Option may be exercised. In addition, Schedule 3.3(b)(ii) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, (A) a list of the outstanding grants of options (including Options), Stock Units and PSUs that could, when exercised or settled, result in (1) the Company being required to make a payment to Trident (as defined in the Sharing Agreement) or Fountain (as defined in the Sharing Agreement) under Section 6.1(c) of the Sharing Agreement or (2) the Company being entitled to receive a payment from Trident or Fountain under Section 6.1(c) of the Sharing Agreement and (B) identifies which of such outstanding grants described in the immediately preceding clause (A) result in the treatment described in the preceding clause (A)(1) and which of such outstanding grants described in the immediately preceding clause (A) result in the treatment described in the preceding clause (A)(2).

(c) Except as set forth in Section 3.3(a) or on Schedule 3.3(a) of the Company Disclosure Schedule or on Schedule 3.3(b) of the Company Disclosure Schedule, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other voting securities of the Company or its subsidiaries, (B) securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its subsidiaries or (C) subscriptions, options, warrants, calls, phantom stock or other similar rights, agreements, arrangements, understandings or commitments to acquire from the Company or its subsidiaries, or obligations of the Company or its subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock, voting securities or any other equity interests of the Company or any of the Company’s subsidiaries (collectively, “Company Securities”) and (ii) there are no outstanding Contractual obligations of the Company or any of its subsidiaries to (I) repurchase, redeem or otherwise acquire any Company Securities, (II) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement, understanding or commitment or (III) make any investment (in the form of a loan, capital contribution, guarantee, credit enhancement or otherwise) in any other Person. All outstanding Shares, and all Shares reserved for issuance as noted in Section 3.3(a), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any pre-emptive or similar rights, purchase options, call or right of first refusal or similar right. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and non-assessable and all such shares or other equity interests are owned by the Company or a subsidiary of the Company and are owned free and clear of all Liens, agreements, transfer restrictions, limitations in voting rights, charges or other encumbrances of any nature whatsoever, except for such transfer restrictions of general applicability as may be provided under the Securities Act.

(d) Neither the Company nor any of its subsidiaries has outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or the holders of voting securities of the Company on any matter. There are no voting trusts, proxies, “poison pills”, “stockholder rights plans” or similar Contracts to which the Company is a party with respect to the voting of any shares of capital stock of the Company.

(e) Except as set forth on Schedule 3.3(e) of the Company Disclosure Schedule, since the Applicable Date, all dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its subsidiaries that have been declared or authorized prior to the date hereof have been paid in full.

Section 3.4 Authority. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Common Stock entitled to vote thereon at the Stockholders Meeting, or any adjournment or postponement thereof, to adopt this Agreement (the “Company Requisite Vote”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”). The Board of Directors of the Company, at a duly called and held meeting, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the Merger (the “Recommendation”) and (iv) directed that this Agreement be submitted to the stockholders of the Company at the Stockholders Meeting for their adoption and approval. The only vote or approval of the holders of any class or series of capital stock of the Company or any of its subsidiaries which is required to adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.

Section 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 3.5(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company, and the consummation of the Merger and the other transactions contemplated hereby do not and will not (i) breach or violate the Certificate of Incorporation, Bylaws or other organizational or governing documents of the Company or any of its subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by subsection (b) below have been obtained, all filings described in such clauses have been made and the Company Requisite Vote has been obtained, contravene, conflict with or violate any provision of any Law, rule, regulation, order, judgment or decree binding upon or applicable to the Company or any of its subsidiaries or by which its or any of their respective properties or assets are bound or any License or (iii) result in any breach or violation of, constitute a default or require a consent (with or without notice or lapse of time, or both) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of the Company pursuant to, any Contract or Lease to which the Company or any of its subsidiaries is a party or to which their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, (A) a Material Adverse Effect or (B) a Transaction Material Adverse Effect (provided, that solely for purposes of this clause (B), the reference to “the Merger and the other transactions contemplated herein” in the definition of Transaction Material Adverse Effect shall not include the Financing).

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization, or permit of, action by, filing with or notification to, any Governmental Entity except for (i) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement), and state securities, Takeover Laws and “blue sky” laws, (ii) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the receipt of the Competition Act Approval, (iv) compliance with the applicable requirements of the New York Stock Exchange, (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, individually or in the aggregate, have (A) a Material Adverse Effect or (B) a Transaction Material Adverse Effect.

Section 3.6 Compliance with Law; Licenses; Certain Business Practices.

(a) (i) The Company and its subsidiaries are not, and since the Applicable Date (as defined below) have not been, in violation of, and are, and since the Applicable Date have been, in compliance with, any Law applicable to the Company or any of its subsidiaries or any of its or their respective assets, businesses or properties, except for violations or non-compliance that, individually or in the aggregate, would not reasonably be expected to have (A) a Material Adverse Effect or (B) a Transaction Material Adverse Effect, (ii) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from Governmental Entities necessary to conduct their respective businesses and own, lease and operate their respective assets and properties as being conducted as of the date hereof and as of the Effective Time (the “Licenses”), except for any such Licenses the absence of which would not reasonably be expected to have, individually or in the aggregate, (A) a Material Adverse Effect or (B) a Transaction Material Adverse Effect and (iii) the Company and its subsidiaries are not, and since January 1, 2009 have not been, in violation of, and are, and since January 1, 2009 have been, in compliance with, the Antitrust Laws in all respects, except for any such violation or non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Transaction Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have (x) a Material Adverse Effect or (y) a Transaction Material Adverse Effect, (A) all Licenses are in full force and effect, (B) no default (with or without notice, lapse of time or both) has occurred under any such License and (C) none of the Company or any of its subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such License.

(b) Neither the Company nor any of its subsidiaries (nor, to the knowledge of the Company, any of their respective officers, directors, employees, agents or any Person acting on behalf of the Company or any subsidiary of the Company) has since the Applicable Date (i) been in violation of any provision of (A) the U.S. Foreign Corrupt Practices Act of 1977 or (B) any other applicable Law that prohibits corruption or bribery, and, in each case, the Company has instituted and maintains policies and procedures designed to ensure compliance therewith or (ii) engaged in, assisted or facilitated any transaction that is prohibited by, or would otherwise give rise to a sanction under, any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or the U.S. State Department, and, in each case, the Company and its subsidiaries have instituted and maintain policies and procedures designed to ensure compliance therewith. Neither the Company nor any of its subsidiaries holds or has in process a facility security clearance issued by the U.S. Government.

Section 3.7 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished on a timely basis all forms, reports, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished on or prior to the date hereof by it with the U.S. Securities and Exchange Commission

(the “SEC”) since September 27, 2013 (the “Applicable Date”) through the date hereof (all such forms, reports, statements, certificates and other documents filed since the Applicable Date, including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “SEC Reports”). As of their respective SEC filing dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, (i) the SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the rules and regulations promulgated thereunder, as the case may be, applicable to such SEC Reports and (ii) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and other applicable Law, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended prior to the date of this Agreement, as of the date of such amendment), none of the SEC Reports contained, when filed, any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the information in such SEC Reports has been amended or superseded by a later SEC Report filed prior to the date of this Agreement. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff. As of the date hereof, there has been no material correspondence between the SEC and the Company since the Applicable Date that is not set forth in the SEC Reports or that has not otherwise been disclosed to Parent prior to the date hereof. As of the date hereof, the Company has not received written notice that any of the SEC Reports is the subject of ongoing SEC review. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any periodic forms, reports, schedules, statements or other documents with the SEC. Since the Applicable Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(b) The audited consolidated financial statements of the Company (including all notes thereto) and its subsidiaries included in the Company’s Annual Report on Form 10-K filed with the SEC since the Applicable Date and included in the SEC Reports complied in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since the Applicable Date and included in the SEC Reports complied in all material respects with the applicable accounting requirements and the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal year-end adjustments as permitted by GAAP) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof (taking into account the notes thereto) and the consolidated statements of operations and cash flows for the periods indicated (subject to normal year-end adjustments as permitted by GAAP). Since the Applicable Date, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto. From the Applicable Date through the date hereof, neither the Company, its subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its subsidiaries has received any material unresolved complaint, allegation, assertion or claim in writing regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or its subsidiaries or their respective internal accounting controls.

(c) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are designed and effective to ensure that material information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is, and has been since the Applicable Date, in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002. Neither the Company nor any of its subsidiaries has outstanding, or has arranged any outstanding “extensions of credit” to directors or executive officers of the Company prohibited by Section 402 of the Sarbanes-Oxley Act of 2002. Since the Applicable Date through the date hereof, the Company has not identified (i) any material weakness or significant deficiency in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Except (i) as disclosed, reflected, accrued or reserved against in the balance sheets (including all notes thereto) of the Company and its subsidiaries contained in the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2015, (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 25, 2015 that are not material, (iii) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, (iv) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement and (v) liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its subsidiaries has any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet or disclosed in the notes thereto. There are no unconsolidated subsidiaries of the Company within the meaning of GAAP. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

Section 3.8 Contracts.

(a) Except (i) for this Agreement, (ii) for the Contracts filed no less than two (2) Business Days prior to the date hereof as exhibits to the SEC Reports, (iii) for the Company Plans and Company Stock Plan and (iv) as set forth in Schedule 3.8(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries is party to or bound by any Contract that:

(i) contains covenants that materially restrict the ability of the Company or any of its subsidiaries to (x) engage in any business or compete in any business with any Person, (y) operate in any geographic area or (z) solicit or hire any employee or consultant;

(ii) other than with respect to a partnership that is wholly owned by the Company or any of its wholly-owned subsidiaries, is a joint venture, partnership, limited liability or other similar agreement or arrangement or relating to the formation, creation, operation, management or control of any partnership, joint venture, limited liability company or other similar agreements or arrangements or Contracts, in each case that is material to the business of the Company and its subsidiaries taken as a whole;

(iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, bond, mortgage or similar Contract pursuant to which any indebtedness of the Company or any of its subsidiaries, in each case in excess of $10,000,000, is outstanding or secured, other than any such Contract between or among any of the Company and any of its wholly-owned subsidiaries;

(iv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its subsidiaries or prohibits the pledging of the capital stock of the Company or any subsidiary of the Company;

(v) has resulted in payments by the Company or any of its subsidiaries of more than $15,000,000 in the aggregate for the prior fiscal year or includes a binding commitment by the Company or any of its subsidiaries to make payments of more than $15,000,000 in the aggregate for each of fiscal years 2016 and 2017 (other than this Agreement, Contracts subject to clause (iv) above, purchase orders for the purchase of inventory and/or equipment in the ordinary course of business consistent with past practice that do not materially modify the terms of any underlying Contract pursuant to which such purchase orders are issued or Leases);

(vi) has resulted in payments to the Company or any of its subsidiaries of more than $5,000,000 in the aggregate for the prior fiscal year or includes a binding commitment from a third party to make payments to the Company or any of its subsidiaries of more than $5,000,000 in the aggregate for each of fiscal years 2016 and 2017 (other than this Agreement or purchase orders for the purchase of inventory and/or equipment in the ordinary course of business consistent with past practice that do not materially modify the terms of any underlying Contract pursuant to which such purchase orders are issued);

(vii) with respect to any acquisition and divestiture pursuant to which the Company or any of its subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $5,000,000;

(viii) is between the Company or any of its subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares, on the other hand, except for any Company Plan and any Contracts entered into on arm’s length terms in the ordinary course of business consistent with past practice;

(ix) involves the payment of royalties to, or receipt of royalties from, any Person (other than the Company or any of its subsidiaries) of more than $5,000,000 in the aggregate pursuant to a license that is material to the Company and its subsidiaries taken as a whole;

(x) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act or disclosed by the Company on a Current Report on Form 8-K that has not been filed or incorporated by reference in the SEC Reports;

(xi) involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration under such Contract of at least $5,000,000 individually, or $10,000,000 in the aggregate and under which the Company or any of its subsidiaries has outstanding rights or obligations thereunder;

(xii) is a settlement, conciliation or similar Contract with any Governmental Entity pursuant to which the Company or any of its subsidiaries has continuing obligations or involving the payment of more than $5,000,000;

(xiii) requires the Company or any of its subsidiaries, directly or indirectly, to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or any of its wholly-owned subsidiaries) in any such case which is in excess of $5,000,000;

(xiv) (x) contains “most favored nation” pricing provisions from the Company or any of its subsidiaries with any third party, or (y) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any third party; or

(xv) is a license (other than an intercompany license between the Company and any of its subsidiaries or a license of Software that is generally commercially available on standard terms) with respect to any Intellectual Property, which license is material to the Company and its subsidiaries taken as a whole.

Each Contract of the type described in this Section 3.8(a) and any Contract that contains “most favored nation” pricing provisions in favor of the Company or any of its subsidiaries with any third party or pursuant to which the Company or any of its subsidiaries is granted exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights is referred to herein as a “Material Contract”. For the purposes of this Section 3.8(a), “Contract” shall mean a Contract or group or series of related Contracts.

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Material Contract expires or terminates in accordance with its terms and (ii) for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) neither the Company nor any of its subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of any such Material Contract (except in accordance with the terms thereof), (y) there is no breach of or default under any Material Contract by the Company or any of its subsidiaries and no event or condition has occurred that constitutes, or, with or without the lapse of time or the giving of notice or both, would constitute, a default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto and (z) to the knowledge of the Company, no other party to a Material Contract is in breach of or default under such Material Contract. The Company has made available to Parent correct and complete copies of all Material Contracts, other than any Contract that contains “most favored nation” pricing provisions in favor of the Company or any of its subsidiaries with any third party or pursuant to which the Company or any of its subsidiaries is granted exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights.

Section 3.9 Absence of Certain Changes or Events. (a) Since September 25, 2015 through the date of this Agreement, the Company and its subsidiaries have not taken or agreed to take any action that, if taken after the date hereof, would require the consent of Parent pursuant to Section 5.1(b)(i), (vi), (vii), (xii), (xiii)(G), (xiv), (xv), (xvi), (xix), (xx), and solely with respect to the foregoing clauses, (xxi), (b) since September 25, 2015 through the date of this Agreement, there has not occurred any event, development, change, effect or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect and (c) since September 25, 2015 through the date of this Agreement, the business of the Company and its subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice.

Section 3.10 Absence of Litigation. There are no suits, claims, actions, proceedings or arbitrations (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective assets or properties, other than any such Action that would not reasonably be expected to have, individually or in the aggregate, (i) a Material Adverse Effect or (ii) a Transaction Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, (A) a Material Adverse Effect or (B) a Transaction Material Adverse Effect. There is no inquiry, investigation or review, in respect of which the Company has received written notice, pending, or to the knowledge of the Company threatened by any Governmental Entity with respect to the Company or any of its subsidiaries or any of their respective assets or properties, other than any such inquiry, investigation or review that would not reasonably be expected to have, individually or in the aggregate, (x) a Material Adverse Effect or (y) a Transaction Material Adverse Effect.

Section 3.11 Employee Benefit Plans.

(a) Schedule 3.11(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of each material Company Plan. For purposes of this Agreement, a “Company Plan” is any Benefit Plan: (i) under which any current, former or retired employee or director of the Company or any of its subsidiaries (collectively, the “Company Employees” or individual or sole proprietorship serving as a consultant or independent contractor to the Company or any of its subsidiaries has any present or future right to benefits and that is contributed to, sponsored or maintained by the Company or any of its subsidiaries; or (ii) with respect to which the Company or any of its subsidiaries has any actual or contingent liability. For purposes of the representations and warranties set forth in this Section 3.11(a), references to “Company Plan” shall not include any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”) to which the Company or any of its subsidiaries or any of their respective ERISA Affiliates contributes.

(b) With respect to each Company Plan set forth on Schedule 3.11(a) of the Company Disclosure Schedule, the Company has made available to Parent a correct and complete copy thereof (or, to the extent no such copy exists, an accurate written description) and, to the extent applicable, including all amendments thereto, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) all material non-ordinary course written communications to employees relating to such Company Plan made during the one (1)-year period preceding the date of this Agreement, and (v) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Company Plan has been established, registered, amended, funded, invested, maintained and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable Laws (including non-U.S. Laws), (ii) with respect to each Company Plan, there are no Actions (other than routine claims for benefits in the ordinary course of business consistent with past practice), audits or inquiries by, on behalf of or against any Company Plan or any trusts related thereto, pending or, to the knowledge of the Company, threatened, and (iii) all material contributions or other amounts payable by the Company or any of its subsidiaries with respect to each Company Plan in respect of current or prior plan years that are due have been timely paid in accordance with applicable Law and, if not due, have been paid or accrued in accordance with GAAP or, if applicable, non-U.S. Laws. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification. Each Company Plan that is maintained for employees located in Canada and which is intended to qualify for tax-preferred or tax-exempt treatment has been duly registered in accordance with applicable Laws (including the Income Tax Act (Canada)) and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the tax status of any such plan.

(d) Neither the Company nor any of its subsidiaries is party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of foreign, state or local Law relating to Tax).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) no Company Plan is or has within the last six (6) years been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code and (ii) neither the Company nor any of its subsidiaries has or is reasonably expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate.

(f) Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in or contributes to, or is obligated to contribute to, or otherwise has incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan. No Company Plan is a “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA). No event has occurred and, to the knowledge of the Company, no condition exists that would, by reason of the Company’s or any of its subsidiaries’ affiliation with any of their ERISA Affiliates (other than the Company and its subsidiaries), reasonably be expected to subject the Company or any of its subsidiaries, in respect of any Company Plan, to any Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(g) Except as set forth in Schedule 3.11(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, stockholder approval of the Merger nor the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) (i) except as expressly contemplated by Section 2.2 of this Agreement, result in any of the following with respect to any Company Employee or individual independent contractor or consultant of the Company or any of its subsidiaries: (A) the entitlement to severance pay, unemployment compensation or any other payment, except as required by applicable Law, (B) the increase in the amount of any payment, compensation or benefit due, (C) the acceleration of the time of payment or vesting of any payment, compensation or benefit, and (D) any funding (through a grantor trust or otherwise) of any compensation or benefits, or (ii) result in payments which would not be deductible under Section 280G of the Code.

Section 3.12 Labor and Employment Matters.

(a) Except as set forth in Schedule 3.12(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement, Contract or similar agreement or understanding with any labor organization, labor union, works council, employee association or other representative of any Company Employees (collectively, “Union”), nor is any such agreement being negotiated by the Company, and neither the Company nor any of its subsidiaries has a duty to bargain with any Union. Except for such matters that have not had, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, there has not been, nor is there pending or, to the knowledge of the Company, threatened, any labor dispute between the Company or any of its subsidiaries and any Union, or any strikes, work stoppages, slowdowns, lockouts, picketing, concerted refusal to work overtime, handbilling, demonstrations, leafletting, slowdown, jurisdictional dispute, work stoppage, or similar material labor disputes or organized labor activity involving any employee of the Company or any of its subsidiaries (other than routine individual grievances). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no (a) unfair labor practice complaints or charges pending against the Company or any of its subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority or (b) to the knowledge of the Company, Union organizing efforts or election activity.

(b) Neither the Company nor any of its subsidiaries are subject to any liabilities or obligations under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the (“WARN Act”) that remain unsatisfied.

(c) Except as set forth on Schedule 3.12(c) of the Company Disclosure Schedule or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and the subsidiaries is, and has been since the Applicable Date, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices.

(d) Except as set forth on Schedule 3.12(d) of the Company Disclosure Schedule or except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, there are no pending or, to the knowledge of the Company, threatened lawsuits, grievances, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including any administrative investigations, charges, claims, actions, or proceedings), against the Company or any of its subsidiaries brought by or on behalf of any applicant for employment, any current or former officer, employee, consultant, independent contractor, leased employee, volunteer, or “temp” of the Company or any of its subsidiaries.

Section 3.13 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and as is customary in the industries in which the Company and its subsidiaries operate and (b) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof. Schedule 3.13 of the Company Disclosure Schedule sets forth as of the date hereof a list of all insurance policies of the Company and its subsidiaries that are material to the Company and its subsidiaries, taken as a whole.

Section 3.14 Properties.

(a) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or a subsidiary of the Company owns and has good and marketable title to, or holds valid rights to lease or otherwise use, all items of personal property of the Company and its subsidiaries, in each case free and clear of all Liens (other than Permitted Liens).

(b) Real Property. The Real Property constitutes all of the real property used or occupied by the Company and its subsidiaries. There is no pending or, to the knowledge of the Company, threatened appropriation, condemnation, eminent domain or like Proceeding, or sale or other disposition in lieu of condemnation, affecting the Real Property. Schedule 3.14(b)(i) of the Company Disclosure Schedule sets forth a complete and correct list of the Owned Real Property as of the date hereof. Except as set forth on Schedule 3.14(b)(i) of the Company Disclosure Schedule or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its subsidiaries has good and marketable fee simple title to each Owned Real Property free and clear of all Liens (except Permitted Liens) and each Owned Real Property is in good working order and condition, ordinary wear and tear excepted. Except as set forth on Schedule 3.14(b)(i) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has leased or otherwise granted to any Person the right to use or occupy all or any material portion of the Owned Real Property. Schedule 3.14(b)(ii) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of (i) each Material Lease and (ii) the Material Leased Real Property subject thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Leased Real Property, (i) the Company or one of its subsidiaries has a valid leasehold interest in such Leased Real Property free and clear of all Liens (except Permitted Liens), (ii) each Lease is in full force and effect and is the valid, binding and enforceable obligation of the Company and each of its subsidiaries party thereto, and to the knowledge of the Company, of each other party thereto, subject to the Bankruptcy and Equity Exception and except to the extent that such Lease expires or terminates in accordance with its terms, and (iii) there is no breach or default under any Lease either by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party thereto, and no event has occurred or circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such a breach or default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, by any other party thereto. Except as set forth in Schedule 3.14(b)(ii) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof. The Company has made available to Parent its real estate database which is the repository of its lease documents in the regular course of business, which database contains a correct and complete copy of each Material Lease (and in the case of any oral Material Lease, a written summary of the material terms of such Material Lease), and to the extent reasonably available, correct and complete copies of all other Leases (and in the case of any oral Lease, a written summary of the material terms of such Lease).

Section 3.15 Tax Matters. Except as set forth on Schedule 3.15 of the Company Disclosure Schedule and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) The Company and each of its subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; (B) have paid all Taxes (as defined below) that are due and payable and have made adequate provision in accordance with GAAP for any Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the date hereof; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (in each case, that has not yet expired), and no request for any such waiver or extension is currently pending.

(b) The Company and each of its subsidiaries have, within the time and in the manner prescribed by Law, withheld (or will withhold) and paid over to the proper Governmental Entity all amounts required to be so withheld and paid over, except with respect to matters for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company’s financial statements, and have complied with all related Tax information reporting provisions of all applicable Laws.

(c) (i) No Tax audits, examinations, investigations or other proceedings with respect to the Company or any of its subsidiaries are currently pending and (ii) to the knowledge of the Company, no Tax audit, examination, investigation or other proceeding with respect to any other Person, which Tax audit, examination, investigation or other proceeding could reasonably be expected to result in any liability or obligation (including any indemnification obligation) to the Company or any of its subsidiaries with respect to Taxes, is currently pending.

(d) There are no Liens on any of the assets of the Company or any subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax, other than for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided.

(e) Neither the Company nor any of its subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

(f) Neither the Company nor any of its subsidiaries (A) has any liability for the Taxes of any Person (other than the Company or its subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (other than any other commercial agreements or Contracts not primarily related to Tax or any agreement among or between only the Company and/or any of its subsidiaries) or (C) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code in the two-year period ending on the date of this Agreement.

(g) No written claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(h) This Section 3.15, Section 3.9, Section 3.11 and Section 3.16 contain the sole and exclusive representations and warranties of the Company with respect to Taxes and Tax matters.

(i) For purposes of this Agreement:

(i) “Taxes” means (i) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy and other taxes, duties or other like assessments of any nature whatsoever imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above; provided, that clauses (ii) and (iii) of this definition shall apply solely for purposes of this Section 3.15 and Section 6.6(a); and

(ii) “Tax Return” means all returns, declarations and reports (including any attached schedules) required to be filed with a Tax authority, including any information return, claim for refund, amended return, declaration of estimated Tax, election or disclosure.

Section 3.16 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, including the letter to stockholders, notice of meeting and form of proxy and any amendment or supplement, the “Proxy Statement”) will, at the time it (and any amendment or supplement thereto) is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. The Proxy Statement will, at the time of the Stockholders Meeting, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 3.17 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries either own or have the right to use pursuant to a valid license Contract or otherwise as permitted by applicable Law, all Intellectual Property used or held for use in the operation of their businesses as currently conducted (the “Company Intellectual Property”) free and clear of all Liens except Permitted Liens (such Company Intellectual Property owned by the Company or a subsidiary, the “Owned Intellectual Property”); (ii) Schedule 3.17(a) sets forth a complete and accurate list of (x) all Owned Intellectual Property that is registered, issued or the subject of a pending application, and (y) all material unregistered Owned Intellectual Property, and all of such registrations, issuances and applications set forth on Schedule 3.17(a) are subsisting and unexpired, and, to the knowledge of the Company, valid and enforceable; (iii) the Company and its subsidiaries have taken commercially reasonable efforts to enforce, protect and maintain their material trade secrets and confidential information; provided, that none of the foregoing is a representation regarding the infringement, dilution or misappropriation of the Intellectual Property of any third party.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries’ conduct of their businesses does not infringe, dilute or misappropriate the Intellectual Property of any third party, (ii) no Action is, and within the past three (3) years no Action has been, pending or threatened in writing (including “cease and desist” letters) against any of them, in each case, that challenges the validity, enforceability or ownership of, or the right to use, sell or license the Company Intellectual Property, or that alleges that the Company and its subsidiaries’ conduct of their businesses infringes, dilutes or misappropriates the Intellectual Property of any third party and (iii) no Owned Intellectual Property is being infringed, diluted or misappropriated by any third party.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each present or past employee, consultant or any other Person who developed any Owned Intellectual Property, including any owned Software, has executed a valid and enforceable Contract with the Company or any of its subsidiaries that (i) conveys to the Company or its subsidiaries any and all right, title and interest in and to such Owned Intellectual Property, with respect to any such Intellectual Property that does not initially vest in the Company or its subsidiaries by operation of law and (ii) has commercially reasonable provisions to protect the confidential information, including trade secrets, of the Company and its subsidiaries.

(d) All material IT Assets used by the Company or any of its subsidiaries in the conduct of their businesses are (i) sufficient in all material respects as is necessary for the businesses of the Company and its subsidiaries as currently conducted and (ii) to the knowledge of the Company, do not contain any material virus, software routine, malware, hardware component, disabling code or instructions, spyware or other vulnerabilities designed to permit unauthorized access or to disable or otherwise harm any IT Assets. Since the Applicable Date, (x) the material IT Assets have not experienced or been affected by any material failures, breakdowns disruptions or interruptions to the business of the Company and its subsidiaries and (y) none of the Company, any of its subsidiaries or the material IT Assets has experienced or been affected by any material data security incidents, breaches or unauthorized access, use or disclosure of any Personal Information owned, used, maintained, received, or controlled by the Company or any of the subsidiaries, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach for which notification to individuals and/or Governmental Entities is required under any applicable Law.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company’s and each of its subsidiaries’ are, and have been, in compliance with (A) applicable Information Privacy and Security Laws, (B) PCI DSS, (C) applicable privacy policies or disclosures posted to websites or other media maintained or published by the Company or a subsidiary of the Company and (d) the FTC Consent Order, and (ii) no Action is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries relating to the collection, use or security of Personal Information.

Section 3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor any of its subsidiaries is, or since the Applicable Date has been, in violation of any applicable Environmental Law, and the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby by the Company do not and will not require any consent, approval, authorization, or permit of, action by, filing with or notification to, any Governmental Entity pursuant to any Environmental Law; (ii) each of the Company and its subsidiaries have, and, to the extent applicable, have filed timely applications to renew, all Licenses required under any applicable Environmental Laws for the operation of their respective businesses as currently conducted, and are, and since the Applicable Date have been, in compliance with the requirements of such Licenses; (iii) there are no administrative, regulatory, judicial or arbitration actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, or proceedings relating to any Environmental Law pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries; (iv) there are no investigations relating to any Environmental Law, in respect of which the Company has received written notice, pending, or to the knowledge of the Company threatened against the Company or any of its subsidiaries; (v) neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective material properties is or are subject to any order, writ, judgment, injunction, decree or award relating to any Environmental Law, and neither the Company nor any of its subsidiaries has agreed to indemnify or hold harmless any other Person for any violation of, or liability under, any Environmental Law that would reasonably be expected to result in liability to the Company or any of its subsidiaries; and (vi) to the knowledge of the Company: (A) there has been no release or threatened release of any Hazardous Materials under circumstances at, on, under or from, and no Hazardous Materials are present under circumstances at, on or under, any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, or any other location for which the Company or any of its subsidiaries may be liable under any applicable Environmental Law, and (B) there are otherwise no events or circumstances, that in either case (A) or (B) would reasonably be expected to form the basis of an order for clean up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against the Company or any of its subsidiaries relating to Hazardous Materials or any applicable Environmental Laws.

(b) To the knowledge of the Company, the Company has made available to Parent copies of all material environmental audits, assessments, investigations, studies or other analyses relating to the business, assets or property of the Company or any of its subsidiaries since the Applicable Date to the extent such copies are in the custody or control of the Company or any of its subsidiaries.

(c) This Section 3.18 contains the sole and exclusive representations and warranties of the Company in this Agreement with respect to Environmental Laws or Hazardous Materials.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean Laws concerning pollution or protection of the environment or natural resources, including those relating to the release or threatened release of Hazardous Materials or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials.

“Hazardous Materials” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products.

Section 3.19 Opinion of Financial Advisor. Goldman, Sachs & Co. (the “Financial Advisor”) has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. A signed, correct and complete copy of such opinion will promptly (and in any event within two (2) days of the date hereof) be made available to Parent, for informational purposes only, following receipt thereof by the Company.

Section 3.20 Brokers. No broker, finder or investment banker (other than the Financial Advisor and Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The payment to be made to the Financial Advisor upon consummation of the Merger shall be approximately in the amount that has been communicated by the Company to Parent. The payment to be made to Merrill Lynch, Pierce, Fenner & Smith Incorporated for services rendered in connection with the transactions contemplated by this Agreement is set forth on Schedule 3.20 of the Company Disclosure Schedule.

Section 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.10, the Board of Directors of the Company has taken all necessary action to exempt the Merger, this Agreement and the transactions contemplated hereby from the restrictions set forth in Section 203 of the DGCL, and no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar Law applicable to the Company or its subsidiaries (including the restrictions on “business combinations” with an “interested stockholder” (each as defined in Section 203 of the DGCL) under Section 203 of the DGCL) (each, a “Takeover Law”) or similar provisions under the organizational documents of the Company and its subsidiaries, is applicable to this Agreement or the transactions contemplated hereby, including the Merger.

Section 3.22 Affiliate Transactions. No Related Party is a party to any Contract with or binding upon the Company or its subsidiaries (other than employment agreements and commercial agreements entered into on arm’s length terms by the Company or its subsidiaries in the ordinary course of business) or any of their respective properties or assets or has any material interest in any property used by the Company or its subsidiaries or has engaged in any transaction with any of the foregoing since the Applicable Date, in either case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.

Section 3.23 Investment Entities.

(a) All Investment Interests are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens).

(b) The Company has made available to Parent correct and complete copies of all powers of attorney, custodial agreements or other commitments or agreements that grant the Company a voting proxy with respect to the Investment Entities, other than any such agreements that are not in the Company’s possession that do not adversely affect the rights of the Company or any of its subsidiaries.

(c) To the knowledge of the Company, as of the date hereof, there is no pending or threatened Action against any Investment Entity or any of its subsidiaries that would be disclosable under Section 3.10 (substituting “Investment Entity” for the “Company”).

Section 3.24 Suppliers and Distributors. Schedule 3.24 of the Company Disclosure Schedule sets forth a correct and complete list of the ten (10) largest suppliers, vendors, distributors or purchasing agents (“Suppliers”) of the Company and its subsidiaries (based on the dollar value of purchases from the fiscal year 2015), together with amounts paid by or to such Persons during such period. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2015 through the date hereof, to the knowledge of the Company, neither the Company nor any of its subsidiaries has received any notice from any Supplier that such Supplier intends to reduce or discontinue supplying goods or services to the Company or any of its subsidiaries or distributing goods or services on behalf of the Company or any of its subsidiaries.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Parent nor Merger Sub nor any other Person on their behalf makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company. Except for the representations and warranties in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company that, except as set forth on the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent:

Section 4.1 Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a correct and complete copy of the certificates of incorporation and bylaws of Parent and Merger Sub, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

Section 4.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority, and has taken all corporate or other action necessary, in order to execute, deliver and perform its obligations under, this Agreement, and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or similar action by the Boards of Directors of Parent and Merger Sub and, except for Parent’s adoption of this Agreement in its capacity as the sole stockholder of Merger Sub, no other corporate proceedings or stockholder or similar action on the part of Parent or Merger Sub or any of their Affiliates are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms and conditions, subject to the Bankruptcy and Equity Exception.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth on Schedule 4.3(a) of the Parent Disclosure Schedule, the execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, including the Financing, will not (i) breach, violate or conflict with the certificate of incorporation, bylaws or other governing documents of Parent or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with, breach or violate any Law applicable to Parent or Merger Sub or by which either of them or any of their respective properties or assets are bound or (iii) result in any breach or violation of, constitute a default or require a consent (or an event which with notice or lapse of time, or both, would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the material assets of Parent or Merger Sub pursuant to, any Contracts to which Parent or Merger Sub, or any Affiliate thereof, is a party or by which Parent or Merger Sub or any of their Affiliates or its or their respective properties are bound (including any Contract to which an Affiliate of Parent or Merger Sub is a party), except, in the cases of clauses (ii) and (iii), for any such breach, violation, conflict, default, loss, termination, cancellation, amendment or acceleration or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the filing of a premerger notification and report form by Parent and Merger Sub under the HSR Act, (iii) the receipt of the Competition Act Approval, (iv) compliance with the applicable requirements of the New York Stock Exchange, (v) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Absence of Litigation. There are no Actions pending or, to the knowledge of Parent, threatened, against Parent or Merger Sub or any of their respective subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective assets or properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Operations and Ownership of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, 100 of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at and immediately prior to the Effective Time will be, owned directly or indirectly by Parent or an Affiliate thereof. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature, other than (i) as expressly contemplated herein or in any other Transaction Document and (ii) liabilities and obligations incidental to its formation and the maintenance of its existence.

Section 4.6 Proxy Statement. None of the information supplied or to be supplied by or on behalf of each of Parent and Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date it (and any amendment or supplement thereto) is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any statement made in the Proxy Statement based on information supplied by the Company or any of its Representatives which is contained or incorporated by reference in the Proxy Statement.

Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.8 Financing. Parent has delivered to the Company true, complete and correct copies of (a) (i) the executed commitment letter, dated as of the date hereof, among Parent, Parent Inc., Parent LP, Koch SV Investments, LLC and Koch Industries, Inc. (collectively, including all exhibits, schedules, and annexes thereto, the “Preferred Securities Commitment Letter” and, as the same may be amended or replaced pursuant to Section 6.12(a) and, including any executed commitment letter or similar agreement for Alternative Financing, in each case pursuant to Section 6.12(a), and any executed fee letter, collectively, the “Preferred Securities Financing Commitments”), pursuant to which the commitment parties thereto have committed, subject to the terms and conditions set forth therein, to provide the aggregate amount of the financing set forth therein (the “Preferred Securities Financing”) and (ii) the executed commitment letter, dated as of the date hereof, between Parent and Barclays Bank PLC, Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or their affiliates, Deutsche Bank AG New York Branch, Deutsch Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Royal Bank of Canada, RBC Capital Markets, PSP Investments Credit USA LLC, and PCDH 5, LLC (collectively, including all exhibits, schedules, and annexes thereto, the “Debt Commitment Letter” and, as the same may be amended or replaced pursuant to Section 6.12(a), and including any executed commitment letter or similar agreement for Alternative Financing, in each case, pursuant to Section 6.12(a), and any executed fee letter collectively, the “Debt Financing Commitments” and, together with the Preferred

Securities Financing Commitments, the “Third-Party Financing Commitments”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to provide the aggregate amount of the debt financing set forth therein (the “Debt Financing” and, together with the Preferred Securities Financing, the “Third-Party Financing”) and (b) the executed commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, collectively, the “Equity Financing Commitment” and, together with the Preferred Securities Financing Commitments and the Debt Financing Commitments, the “Financing Commitments”), among Apollo Investment Fund VIII, L.P., Apollo Overseas Partners (Delaware 892) VIII, L.P., Apollo Overseas Partners (Delaware) VIII, L.P. and Apollo Overseas Partners VIII, L.P. (collectively, the “Equity Investors”) pursuant to which the Equity Investors have committed, subject to the terms and conditions set forth therein, to invest the cash amount set forth therein (the “Equity Financing” and together with the Third-Party Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, as of the date of this Agreement no such amendment or modification is contemplated, and as of the date of this Agreement the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts, economic terms, market flex provisions and other customary threshold amounts redacted; provided that Parent represents and warrants that the market flex provisions in such fee letters do not permit the imposition of any new conditions (or the expansion of any existing conditions) with respect to the Debt Financing or any reduction in the amount of the Debt Financing) and customary fee credit letters or engagement letters, in each case, with respect to the Debt Financing (none of which adversely affect the conditionality, enforceability, termination or availability of the Debt Financing or reduce the Debt Financing below the Required Amount (as defined below), after taking into account the Equity Financing and the Preferred Securities Financing, on the Closing Date), as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are required to be paid pursuant to the terms of the Financing Commitments on or prior to the date hereof and Parent will, directly or indirectly, continue to pay in full any such amounts required to be paid pursuant to the terms of the Financing Commitments as and when they become due and payable on or prior to the Closing Date. As of the date hereof and subject to the Bankruptcy and Equity Exception, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and Merger Sub, as the case may be, and, to the knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Commitments. As of each of the date hereof, any date on which any “flex” provisions contained in the Debt Financing Commitments are exercised that have the effect of reallocating any commitments contained therein and on the Closing Date, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute an event of default or material breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under the Existing Parent Credit Agreements. Each of the Existing Parent Credit Agreements is valid and binding on Parent, Parent Holdings and each of their respective subsidiaries party thereto and, to the knowledge of Parent, each other party thereto, and is in full force and effect, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Parent has made available to the Company correct and complete copies of the Existing Parent Credit Agreements. On the Closing Date, both before and after giving effect to the Merger and the other transactions contemplated by this Agreement to be effected on the Closing Date, Parent Inc. shall have no indebtedness. As of the date hereof, assuming satisfaction of the conditions precedent set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to it will not be satisfied or that the Financing will not be made available to Parent on the Closing Date. Assuming the Financing is funded in accordance with the Financing Commitments, Parent and Merger Sub will have on the Closing Date, funds sufficient to (i) pay the aggregate Per Share Merger Consideration, (ii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, (iii) pay for any refinancing of any outstanding indebtedness of the Company, Parent, Merger Sub or their Affiliates contemplated by this Agreement or the Financing Commitments and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder (the “Required Amount”). Each of Parent and Merger Sub affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain the Financing or any other financing for or related to any of the transactions contemplated hereby.

Section 4.9 Parent Guarantee. Parent has furnished the Company with a true, complete and correct copy of the Parent Guarantee. As of the date of this Agreement, the Parent Guarantee is in full force and effect (assuming the due authorization, execution and delivery thereof by the other parties thereto). As of the date of this Agreement, the Parent Guarantee constitutes the valid and binding obligation of the Guarantors and is enforceable in accordance with its terms subject to the Bankruptcy and Equity Exception. There is no default under the Parent Guarantee by the Guarantors, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Guarantors.

Section 4.10 Ownership of Shares. As of the date of this Agreement, none of Parent, Merger Sub or any of their respective subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares (other than pursuant to this Agreement).

Section 4.11 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates (other than Merger Sub) is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger. The adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

Section 4.12 Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived, (b) the representations and warranties of the Company in Article III are accurate and complete, (c) the Required Information fairly presents the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of earnings of the Company and its subsidiaries for the periods covered thereby and (d) any financial forecasts of the Company made available to Parent as of the date hereof have been prepared in good faith upon assumptions that were reasonable at such time (it being understood that the Company is not making any representation and warranty with respect thereto as a result of such assumption in this clause (d)), then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the payment of the aggregate consideration to which the stockholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger and payment of all related fees and expenses, the Surviving Corporation and each of its subsidiaries, on a consolidated basis, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts beyond its ability to pay them as they become due.

Section 4.13 Certain Arrangements. None of Parent, Merger Sub or any of their respective Affiliates or any other Person on behalf of Parent or Merger Sub or their respective Affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any member of the Company’s management or directors that is related to the Company, its subsidiaries or the transactions contemplated by this Agreement.

Section 4.14 Compliance with Laws. Parent, Merger Sub and their respective subsidiaries are not, and since January 1, 2009 have not been, in violation of, and are, and since January 1, 2009 have been, in compliance with, the Antitrust Laws in all respects, except for any such violation or non-compliance that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15 Certain Competing Businesses. Except for Parent’s HSR Affiliates, none of Parent, Parent’s subsidiaries, Parent’s Affiliates, or Merger Sub, owns more than ten percent (10%) of the voting securities of or controls or operates any business engaged in, and that competes with, any of the lines of business in which the Company or any of its subsidiaries is engaged, including any business which is engaged in monitored security, interactive home and business automation, or related monitoring services.

Section 4.16 Ownership. Other than as set forth on Schedule 4.16 of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the capital stock or voting securities of, or other equity interests in, Protection Holdings II, Inc., ASG Intermediate Holding Corp. and each of their respective direct and indirect subsidiaries.

Section 4.17 No Other Information. Except for the representations and warranties contained in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Except for the representations and warranties in this Article IV, neither Parent nor Merger Sub nor any other Person makes any express or implied representation or warranty on behalf of Parent or Merger Sub or their respective Affiliates.

Section 4.18 Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, except for the representations and warranties set forth in Article III of this Agreement, each of Parent and Merger Sub further acknowledges and agrees that none of the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations. Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto, except in the case of fraud.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this

Agreement in accordance with Article VIII, except as otherwise expressly required or permitted by this Agreement, as set forth in Schedule 5.1(a) of the Company Disclosure Schedule, as required by applicable Laws or as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed, provided, however, that with respect to Section 5.1(b)(ix), Section 5.1(b)(xix) and Section 5.1(b)(xx), Parent’s consent shall be given or withheld in its sole discretion), (a) the Company shall, and shall cause each of its subsidiaries to, conduct its and their respective businesses in the ordinary course of business consistent with past practice, use its and their respective commercially reasonable efforts to preserve intact its and each of its subsidiaries’ business organization and material business relationships (including with Governmental Entities, customers, suppliers, distributors, creditors, and lessors) and continue its program of capital expenditures in accordance with the Company’s capital expenditure budget attached hereto as Schedule 5.1(a) of the Company Disclosure Schedule in the ordinary course of business consistent with past practice and (b) without limiting the foregoing, the Company shall not, and shall cause each of its subsidiaries not to:

(i) amend, adopt any amendment or otherwise change (whether by merger, consolidation or otherwise) its Certificate of Incorporation or Bylaws or other applicable governing instruments;

(ii) other than in the ordinary course of business consistent with past practice, make any acquisition of (whether by merger, consolidation or acquisition of stock or assets or otherwise), or make any investment in any interest in, any business or any corporation, partnership or other business organization or division thereof or any property or assets, in each case, except for (A) purchases or acquisitions of inventory, customer accounts and other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts as of the date hereof or (B) acquisitions or investments for consideration in an amount that does not exceed $10,000,000 individually or $20,000,000 in the aggregate;

(iii) issue, sell, grant, authorize, pledge, encumber dispose of (or authorize the issuance, sale, grant, authorization, pledge, encumbrance or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive, or that are convertible into or exchangeable or exercisable for, any shares of capital stock, voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries or take any action to cause to be exercisable any otherwise unexercisable Option (except as otherwise expressly provided by Article II of this Agreement or the express terms of any unexercisable options outstanding on the date hereof and disclosed on Schedule 5.1 of the Company Disclosure Schedule), except (a) for the issuance of Shares upon the exercise, vesting or settlement of Options, PSUs or Stock Units in accordance with their terms as of the date hereof as disclosed or (b) the grant of Stock Units under the Company Stock Plan in connection with (x) new hires or promotions as long as the grant date fair value (using the closing share price on the New York Stock Exchange as of the date of grant) of each such grant does not exceed $40,000 for any such individual or (y) the Company’s fiscal 2017 annual equity grant process as long as the aggregate value (using the closing share price on the New York Stock Exchange as of the date of grant) of all such Stock

Units does not exceed the amount set forth on Schedule 5.1(b)(iii) of the Company Disclosure Schedule and is not made any earlier than November 2016, provided, that, in each of clause (x) and (y) such Stock Unit grants shall be (A) made on terms and conditions used by the Company with respect to Stock Units in the ordinary course of business consistent with past practice and such other terms and conditions as set forth on Schedule 5.1(b)(iii) of the Company Disclosure Schedule and (B) subject to the same treatment as provided for in Section 2.2(b) of this Agreement;

(iv) reclassify, combine, split, reverse split, consolidate, recapitalize, subdivide, redeem, purchase, otherwise acquire any shares of capital stock or other ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) or consummate or authorize any other similar transaction with respect to shares of capital stock or ownership interests of the Company or any of its subsidiaries (or any warrants, options or other rights to acquire the foregoing) or issue, sell, grant or authorize or propose the issuance, sale, grant or authorization of any of its or its subsidiaries’ shares of capital stock or ownership interests or any other securities (or any warrants, options or other rights to acquire the foregoing) in respect of, in lieu of or in substitution for shares of its or its subsidiaries’ capital stock, ownership interests or securities (except (a) for the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options in the ordinary course of business consistent with past practice or (b) for the settlement of any PSUs or Stock Units pursuant to the terms of the Company Stock Plan) in the ordinary course of business consistent with past practice, in each case, to the extent disclosed on Schedule 5.1(b)(iv) of the Company Disclosure Schedule);

(v) except under the Company’s Credit Facility, create or incur any Lien, other than Permitted Liens in excess of $10,000,000 in the aggregate;

(vi) make any loans, advances or capital contributions to, or investment in, any Person (other than the Company or any of its wholly-owned subsidiaries) in excess of $10,000,000 in the aggregate;

(vii) sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, lease, assign, license, transfer, exchange, swap, abandon, mortgage, pledge, hypothecate, grant an easement with respect to, or otherwise encumber or restrict the use (including securitizations), or subject to any Lien (other than Permitted Liens), allow to expire, or dispose of any assets, rights or properties other than (A) sales, dispositions or licensing of equipment, inventory or customer accounts in the ordinary course of business consistent with past practice and/or pursuant to existing Contracts in effect as of the date hereof as set forth on Schedule 5.1(b)(vii) of the Company Disclosure Schedule or (B) sales, assignments, licenses, expirations or dispositions of assets, rights or properties to the Company or any wholly-owned subsidiary of the Company or of assets, rights or properties with a value of less than $10,000,000 in the aggregate;

(viii) omit to take any commercially reasonable action necessary to maintain or renew, as applicable, any material Owned Intellectual Property;

(ix) except as set forth on Schedule 5.1(b)(ix) of the Company Disclosure Schedule, declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its subsidiaries’ capital stock (except for any dividend or distribution by a wholly-owned subsidiary of the Company to the Company or any wholly-owned subsidiary of the Company);

(x) make or authorize any capital expenditures in excess of the Company’s capital expenditure budget attached hereto as Schedule 5.1(a) of the Company Disclosure Schedule, other than (A) such capital expenditures that do not exceed such budget by more than $15,000,000 in the aggregate or (b) customer acquisition costs and expenses in the ordinary course of business consistent with past practice;

(xi) (A) enter into any Contract that would have been a Material Contract or Material Lease if it had been in effect as of the date hereof, (B) extend or renew any Material Contract or Material Lease or any Contract that would have been a Material Contract or Material Lease if it had been in effect as of the date hereof, or (C) otherwise modify, amend, terminate or waive any material rights or obligations under any Material Contract or Material Lease or any Contract that would have been a Material Contract or Material Lease if it had been in effect as of the date hereof, except, in the case of each of clauses (A), (B) and (C) in the ordinary course of business consistent with past practice; provided, that such exception shall not apply with respect to (x) any such Material Contract, or Contract that would have been a Material Contract if it had been in effect as of the date hereof, that provides a binding commitment for (1) the Company or any of its subsidiaries to make or (2) by a third party to make to the Company or any of its subsidiaries, payments of more than $10,000,000 in the aggregate or that has resulted in payments by or to the Company or any of its subsidiaries of more than $10,000,000 in the aggregate for the prior fiscal year or any Lease for real property that is used for the purpose of a call center, corporate or division headquarters or distribution center or that provides for a current base rent equal to or more than $32,000.00 per month, (y) any such Material Contract, or Contract that would have been a Material Contract if it had been in effect as of the date hereof, that contains non-compete or no hire provisions binding the Company or any of its subsidiaries or (z) any such Material Contract, or Contract that would have been a Material Contract if it had been in effect as of the date hereof, that contains non-solicit provisions binding the Company or any of its subsidiaries (other than, with respect to this clause (z), any non-disclosure agreements entered into by the Company or any of its subsidiaries in the ordinary course of business consistent with past practice that contain employee non-solicit provisions applicable to employees of competitors with whom the Company or any subsidiary of the Company has direct dealings in connection with discussing potential acquisitions of alarm monitoring accounts and related assets; provided, that any such agreement shall contain customary exclusions permitting solicitations of a general nature for open positions with the Company or its subsidiaries);

(xii) except for borrowings under the Company’s Credit Facility and except for intercompany loans between the Company and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of the Company, incur, prepay, issue, syndicate, refinance, guarantee or otherwise become liable for, indebtedness for borrowed money in excess of $10,000,000 in the aggregate, or modify in any material respect the terms of any such indebtedness for borrowed money, other than (A) indebtedness for borrowed money or guarantees thereof incurred in the ordinary course of business consistent with past practice pursuant to any Contracts in effect as of the date hereof that are disclosed on Schedule 5.1(b)(xii) of the Company Disclosure Schedule, (B) pursuant to any Contract for less than $100,000 and which can be terminated by the Company or its subsidiaries on sixty (60) days or less notice or (C) any commodity, currency, sale or hedging agreements which can be terminated by the Company or its subsidiaries on sixty (60) days or less notice without penalty;

(xiii) except as required by applicable Law, any Company Plan or other Contract as in effect on the date hereof and disclosed on Schedule 3.11(a) of the Company Disclosure Schedule, (A) increase the compensation or benefits of any of its current or former directors, officers, employees or independent contractors, (B) grant any severance or termination pay not provided for under any Company Plan, (C) enter into any employment, change of control, retention, consulting or severance agreement or arrangement (for the avoidance of doubt, including any offer letter) with any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries, except for (1) an offer letter with an employee who has been hired to replace a former employee who previously had a written employment agreement or offer letter, provided that the new offer letter does not provide materially greater compensation and benefits than those provided under the former employee’s employment agreement or offer letter, (2) a severance and release agreement entered into with an employee in the ordinary course of business consistent with the terms of the Company’s severance plans or (3) any employment or consulting agreement or arrangement (for the avoidance of doubt, including any offer letter) with any current or former employee with the title of “Vice President” or lower entered into in the ordinary course of business consistent with past practices, (D) hire any employee or service provider whose annual compensation opportunity exceeds $300,000, (E) amend or terminate any, or enter into or adopt any new, material Company Plan or any other plan, trust, fund, policy, agreement or arrangement for the benefit of any current or former directors, officers, employees or independent contractors of the Company or any of its subsidiaries, (F) take any action to fund the payment of compensation or benefits under any Company Plan (unless required by applicable Law), (G) adopt, enter into, amend or terminate any collective bargaining agreement or other similar arrangement relating to union or organized employees, (H) except as expressly contemplated by Section 2.2 of this Agreement, take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or awards made thereunder (including in respect of Options, Stock Units and PSUs) or (I) change any assumptions used to calculate funding or contribution obligations under any Company Plan, other than as required by GAAP;

(xiv) make any change in any accounting policies, procedures, principles or practices or any methods of reporting income, deductions or other material items for accounting purposes, except as may be required by GAAP or applicable Law;

(xv) except as required by GAAP or applicable Law (A) make any material change to any method of Tax accounting, (B) make or change any material Tax election, (C) surrender any claim for a refund of material Taxes, (D) file any material amended Tax Return, (E) enter into any closing agreement with respect to any material Taxes or (F) settle or compromise any material Tax liability or any audit or proceeding relating to a material amount of Taxes;

(xvi) waive, assign, settle or compromise any Action (including any Transaction Litigation, any demands for appraisal or any Action with respect to the matters set forth on Schedule 3.8(b) of the Company Disclosure Schedule); provided, that the Company and its subsidiaries may waive, assign, settle or compromise any Action (other than any Transaction Litigation, any demands for appraisal or any Action with respect to the matters set forth on Schedule 5.1(b)(xvi) of the Company Disclosure Schedule) (A) in the ordinary course of business consistent with past practice, (B) (x) where the amount to be paid in connection with the waiver, assignment, settlement or compromise of such Action is not greater than $5,000,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $20,000,000 in the aggregate for all such Actions (determined, in each case, net of insurance proceeds) or which, if greater, does not exceed the total incurred case reserve amount for such matter or all such matters, as applicable, maintained by the Company and/or its subsidiaries on their financial statements or (y) where the amount to be paid in connection with the waiver, assignment, settlement or compromise of such Action is paid or reimbursed to the Company or its subsidiaries by an insurance policy and (C) in the case of any such Action, where the waiver, assignment, settlement or compromise of such Action would not impose equitable relief on, or require the admission of wrongdoing by, the Company or any of its subsidiaries or any of their respective officers or directors; provided, further, that nothing in this Section 5.1(b)(xvi) shall be deemed to limit or otherwise modify the rights of Parent set forth in Section 2.4 and Section 6.14;

(xvii) enter into any understanding, arrangement or Contract with respect to the voting or registration of the shares of the Company’s or its non-wholly owned subsidiaries’ capital stock or other securities, equity interests or ownership interests;

(xviii) except as set forth on Schedule 5.1(b)(xviii) of the Company Disclosure Schedule, enter any new line of business outside of its existing business as of the date hereof;

(xix) adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganizational document;

(xx) enter into or adopt any “poison pill” or similar stockholder rights plan; or

(xxi) agree, resolve, authorize or commit, in writing or otherwise, to do or take any of the foregoing actions described in Sections 5.1(b)(i) through (xx).

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from and after the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not, and shall cause its subsidiaries not to, amend, modify or supplement the Existing Parent Credit Agreements or incur any indebtedness for borrowed money outside of the ordinary course of business and consistent with past practice, or take (or fail to take) any other action that would (i) result in an event of default or failure of a condition under the Existing Parent Credit Agreements on any date on which any “flex” provisions contained in the Debt Financing Commitments are exercised that have the effect of reallocating any commitments contained therein and on the Closing Date, (ii) reduce or restrict the availability of the Debt Financing below the Required Amount after taking into account the Equity Financing and the Preferred Securities Financing or (iii) prevent, impede or materially delay the consummation of the Third-Party Financing or the other transactions contemplated by this Agreement on the Closing Date.

Section 5.3 No Control of Other Party’s Business. Without limiting in any way any party’s rights or obligations under this Agreement (including Section 5.1 and Section 5.2), nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on the 41st day after the date of this Agreement (the “No-Shop Period Start Date”), the Company and its subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that could constitute an Acquisition Proposal, including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, the Company and its subsidiaries to any Person (and its Representatives, including potential financing sources)

pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrent with the time it is provided to such Person, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that could lead to an Acquisition Proposal) and cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals pursuant to an Acceptable Confidentiality Agreement, including granting a limited waiver, amendment or release under any pre-existing standstill or similar provision solely to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company or the Board of Directors of the Company (such limited waiver to include an express acknowledgement by the parties thereto that under no circumstances will such restricted Person(s) be permitted to acquire, directly or indirectly, any securities of the Company or any of its subsidiaries prior to the valid termination of this Agreement in accordance with Section 8.1 (other than in connection with any investment made on such restricted Person’s behalf by third-party investment managers with discretionary authority, or made by investment funds or other pooled investment vehicles in which such restricted Person has invested and that are managed by third parties or other similar investments managed by third parties or other distinct business units of such restricted Person). No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall (A) notify Parent in writing of the identity of each Person from whom the Company received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which Acquisition Proposal has not been withdrawn and as to which the Board of Directors of the Company has determined in good faith (after consultation with its outside legal advisor and financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) provide to Parent (x) a copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its subsidiaries in connection with any Acquisition Proposal and any material modifications thereto and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally and any material modifications thereto).

(b) Except as expressly permitted by Section 6.1(a), from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 8.1, the Company shall not, shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making of, or that could reasonably be expected to lead to, any Acquisition Proposal, or the consummation thereof, (ii) enter into, continue or otherwise participate or engage in, facilitate or encourage, any negotiations or discussions concerning, or that could reasonably be expected to lead to, an Acquisition Proposal, or provide access to its properties, books and records or any information or data to, any Person relating to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) take any action to make the provisions of any Takeover Law, or any restrictive provision of any applicable anti-takeover provision in the Certificate of

Incorporation or Bylaws, inapplicable to any transactions contemplated by any Acquisition Proposal, (v) execute or enter into, any merger agreement, acquisition agreement or other similar definitive agreement for any Acquisition Proposal, or (vi) authorize any of, or commit or agree to do any of, the foregoing. Except as it may relate to any Excluded Party, the Company shall immediately cease and shall cause each of its subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to immediately cease, (x) any solicitations, discussions, communications or negotiations with any Person (other than the Parties and their respective Representatives) in connection with an Acquisition Proposal by such Person, in each case that exist as of the date hereof, and (y) all access of any Person (other than the Parties and their respective Representatives) to any electronic data room maintained by the Company with respect to the transactions contemplated by this Agreement. Except as it may relate to an Excluded Party, the Company also agrees that following the No-Shop Period Start Date it will promptly (and in any event within two (2) Business Days thereof) deliver a written notice to each such Person to the effect that the Company is ending all such solicitations, discussions, communications and negotiations with such Person pursuant to this Agreement, effective on the No-Shop Period Start Date, which written notice shall also request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to promptly return or destroy all non-public information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the receipt of any Acquisition Proposal, or any bona fide inquiry, proposal or offer in respect of an Acquisition Proposal, in each case, received after the No-Shop Period Start Date), which notice shall include a summary of the material terms of, and the identity of the Person making, such Acquisition Proposal and shall attach a copy of any written Acquisition Proposal, or any bona fide inquiry, proposal or offer in respect of an Acquisition Proposal, and in each case, any material modifications thereto, made in writing. For the avoidance of doubt, notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 6.1(a) with respect to any Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date until the earlier of the time that (A) the Company Requisite Vote is obtained and (B) such Excluded Party ceases to be an Excluded Party in accordance with the proviso in the definition thereof. Without limiting the foregoing, it is agreed that any violation of the restrictions or obligations set forth in this Section 6.1 by any subsidiary of the Company shall be a breach of this Section 6.1 by the Company.

(c) Notwithstanding anything to the contrary in Section 6.3 or Section 6.1(b), and without limiting Section 6.1(a) and Section 6.1(b), nothing contained in this Agreement shall prevent the Company or its Board of Directors from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal; provided, that the Board of Directors of the Company expressly publicly reaffirms the Recommendation in such disclosure (other than a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company));

(ii) prior to obtaining the Company Requisite Vote, contacting, engaging in any negotiations, communications or discussions with any Person who has made a bona fide Acquisition Proposal that was not solicited in material breach of Section 6.1(b) and providing access to such Person and its Representatives to Company’s or any of its subsidiaries’ properties, books and records in response to a request therefor if the Board of Directors (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute a Superior Proposal, (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, and (C) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided, that the Company shall provide to Parent and Merger Sub any material non-public information or data that is provided to any Person given such access that was not previously made available to Parent or Merger Sub prior to or substantially concurrent with the time it is provided to such Person;

(iii) prior to obtaining the Company Requisite Vote, making a Change of Recommendation in accordance with, and subject to the provisions of this Section 6.1(c)(iii), if the Board of Directors of the Company has determined in good faith, after consultation with outside counsel and its financial advisor, that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law (x) as a result of an event, fact, circumstances, development or occurrence first arising or occurring after the date of this Agreement, which event, fact, circumstance, development or occurrence affects the Company or its subsidiaries, including the business, operations or assets of the Company or its subsidiaries and which is unknown or, if known, the consequences of which are not reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement and that becomes known prior to obtaining the Company Requisite Vote (an “Intervening Event”); provided, that such action pursuant to this clause (x) shall not be in response to an Acquisition Proposal or a Superior Proposal; or (y) in response to a bona fide Acquisition Proposal which did not result from a breach of Section 6.1 and which the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, would, if consummated, result in a Superior Proposal; provided that prior to making such Change of Recommendation, (A) the Board of Directors shall have given Parent (I) in the case of clause (x), at least three (3) Business Days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation (it being understood that any material change in respect of such Intervening Event shall require a new notice but with an additional two (2) Business Day (instead of three (3) Business Day) notice period) or (II) in the case of clause (y), at least three (3) Business Days’ prior written notice of its intention to take such action, which notice shall include a copy of any agreement in respect of such bona fide Acquisition Proposal that is the basis of the proposed action of the Board of Directors of the Company (or, if there is no such agreement, a written summary of the material terms and conditions thereof), including the identity of the party making such bona fide Acquisition Proposal) (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such bona fide Acquisition Proposal shall be deemed to constitute a new Acquisition Proposal pursuant to this clause (y) and shall require a new notice but with an additional two (2) Business Day (instead of three (3) Business Day) period from the date of such notice, (B) the Company shall have negotiated, and shall have caused its subsidiaries and shall have used its reasonable best efforts to cause its Representatives to negotiate, in good faith with Parent during such notice period after the giving of any such notice, to the extent Parent wishes to negotiate, to make such adjustments to the terms and conditions of this Agreement so that the need for making such Change of Recommendation would be obviated and (C) at the end of such notice period, the Board shall have considered in good faith such adjustments and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that it is required to make such Change of Recommendation in order to comply with its fiduciary duties to the stockholders of the Company as a result of such Intervening Event or in response to such bona fide Acquisition Proposal (it being understood that, in the case of clause (y), the Board of Directors of the Company, at the end of the negotiation period, after consultation with outside legal counsel and its financial advisor, shall have in good faith reaffirmed its determination that such bona fide Acquisition Proposal would, if consummated, constitute a Superior Proposal); or

(iv) resolving or agreeing to take any of the foregoing actions, to the extent such actions would be permitted by the foregoing clauses (i) through (iii).

(d) Notwithstanding anything in this Section 6.1 to the contrary, if, at any time prior to obtaining the Company Requisite Vote, the Company’s Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to a bona fide Acquisition Proposal that did not otherwise result from a breach of Section 6.1 that such proposal would, if consummated, result in a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal concurrently with such termination; provided that as a condition precedent to terminating this Agreement pursuant to Section 8.1(d)(ii), the Company pays to Parent any Company Termination Payment required to be paid pursuant to Section 8.2(b)(i); provided, further, that the Company will not be entitled to terminate this Agreement in accordance with Section 8.1(d)(ii), and the Company shall not enter into any letter of intent, memorandum of understanding or agreement relating to or providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.1) unless (x) the Company has complied with this Section 6.1, (y) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company’s Board of Directors proposes to take such action and containing a copy of the agreement in respect of the Superior Proposal that is the basis of the proposed action of the Board of Directors of the Company (or, if there is no such agreement, a written summary of the material terms and conditions thereof), including the identity of the party making such Superior Proposal and (z) at or after 5:00 p.m.,

New York City time, on the third (3rd) Business Day immediately following the day on which the Company delivered a Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the third (3rd) Business Day immediately following the day on which the Company delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional two (2) Business Day (instead of three (3) Business Day) period from the date of such notice) (any such notice period, the “Notice Period”), the Board of Directors of the Company reaffirms in good faith (after consultation with its outside counsel and financial advisor) that such Acquisition Proposal continues to constitute a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its subsidiaries and use its reasonable best efforts to cause its and their respective Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(e) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any proposal or offer from any Person (other than Parent, Merger Sub or their respective Affiliates) relating to any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole).

(ii) “Excluded Party” means any Person or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, which such written Acquisition Proposal the Board of Directors of the Company has determined in good faith (after consultation with its outside legal counsel and its financial advisor) is or would reasonably be expected to lead to a Superior Proposal; provided, that a Person shall cease to be an “Excluded Party” in the event such written Acquisition Proposal is withdrawn in writing (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal).

(iii) “Superior Proposal” means a bona fide and written Acquisition Proposal involving (A) assets that generate more than 50% of the consolidated total revenues of the Company and its subsidiaries, taken as a whole, (B) assets that constitute more than 50% of the consolidated total assets of the Company and its subsidiaries, taken as a whole, or (C) more than 50% of the total voting power of the equity securities of the Company, in each case, that the Board of Directors of the Company in good faith determines is reasonably likely to be consummated in accordance with its terms would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Board of Directors of the Company, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and the transactions contemplated hereby and after taking into account any changes to the terms of this Agreement irrevocably offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(c)(iii) or Section 6.1(d), as applicable.

Section 6.2 Proxy Statement.

(a) The Company shall, with the assistance of Parent, prepare and file with the SEC, as promptly as practicable after the date of this Agreement (and in any event within fifteen (15) Business Days), the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Unless the Board of Directors of the Company has made a Change of Recommendation in accordance with the provisions of this Agreement, the Recommendation shall be included in the Proxy Statement.

(b) Subject to applicable Law, and anything in this Agreement to the contrary notwithstanding, prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which the Company shall consider in good faith and include in such filing, document or response any reasonable comments reasonably proposed by Parent and its Representatives. Each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Stockholders Meeting promptly (but in any event no more than five (5) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

(c) If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, the Party that discovers such information shall promptly notify the other Party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to its stockholders, in each case as and to the extent required by applicable Law.

Section 6.3 Stockholders Meeting. The Company, acting through its Board of Directors (or a committee thereof), shall, as promptly as practicable following confirmation by the SEC that the SEC has no further comments on the Proxy Statement (but subject to the last sentence of this Section 6.3), take all action required under the DGCL and the Certification of Incorporation and the Bylaws and the applicable requirements of the New York Stock Exchange necessary to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”), with the record date and meeting date of the Stockholders Meeting to be selected after reasonable consultation with Parent; provided that the Company may postpone, recess or adjourn such meeting solely (i) to the extent required by Law, (ii) with the written consent of Parent, (iii) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote or (iv) in the absence of a quorum. The Company, acting through its Board of Directors (or a committee thereof), shall, subject to Section 6.1(c), (a) make the Recommendation and, subject to the consent of the Financial Advisor, include in the Proxy Statement the Recommendation and the written opinion of the Financial Advisor, dated as of the date of this Agreement, that, as of such date, the aggregate Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock, (b) reaffirm the Recommendation (which Recommendation shall, for the avoidance of doubt, be in respect of this Agreement and the Merger, as may be modified pursuant to any changes to the terms of this Agreement irrevocably offered in writing by Parent pursuant to, and in accordance with, Section 6.1(c)(iii) or Section 6.1(d), as applicable) within five (5) Business Days of a request therefor by Parent following the date on which any Acquisition Proposal or material modification thereto is received by the Company or is published, sent or communicated to the Company’s stockholders (or, if the Stockholders Meeting is scheduled to be held within five (5) Business Days of such request, within one (1) Business Day after such request and in any event, prior to the date of the Stockholders Meeting) (provided, that Parent may not make any such request on more than one (1) occasion) and (c) use its reasonable best efforts to solicit from its stockholders proxies to obtain the Company Requisite Vote and take all other action necessary or advisable to obtain the Company Requisite Vote required by the DGCL, the Certificate of Incorporation, the Bylaws and the applicable requirements of the New York Stock Exchange; provided, that the Board of Directors of the Company may fail to include the Recommendation in the Proxy Statement or withdraw, modify, qualify or change the Recommendation, or formally resolve to effect or publicly announce an intention to effect any of the foregoing (a “Change of Recommendation”) solely in accordance with Section 6.1(c)(iii) and, following such Change of Recommendation, may fail to use such reasonable best efforts. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Stockholders Meeting prior to the No-Shop Period Start Date or if this Agreement is validly terminated in accordance with its terms. Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been validly terminated pursuant to Article VIII, if the Board of Directors of the Company shall have made a Change of Recommendation, the Company shall nonetheless submit this Agreement and the transactions contemplated hereby to the stockholders at the Stockholders Meeting and shall not submit any alternate Acquisition Proposal for adoption by the stockholders of the Company.

Section 6.4 Further Action; Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to (and, in the case of Parent, cause each of its subsidiaries its Ultimate Parent Entity (as defined in the HSR Act and accompanying regulations) and HSR Affiliates (as defined in the HSR Act and accompanying regulations) (collectively, (the “Parent Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Antitrust Laws and regulations to cause the conditions to Closing to be satisfied. In furtherance and not in limitation of the foregoing, (i) each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (the “HSR Filing”) with respect to the transactions contemplated hereby as promptly as practicable and in any event within five (5) Business Days of the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act and to take any and all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Parent shall prepare and submit, or shall cause to be prepared and submitted, within five (5) Business Days of the date hereof, to the Commissioner of Competition a request for an advance ruling certificate to be issued pursuant to Section 102 of the Competition Act (Canada) (the “Canadian Competition Act”).

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(a) to obtain all requisite approvals and authorizations or expiration of waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) subject to applicable Law, furnish to the other Party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable Law in connection with the transactions contemplated by this Agreement; (iii) promptly notify the other Party of any substantive communication received by such party from, or given by such party to, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and, subject to applicable Law, furnish the other party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ, or any other Governmental Entity with respect to the transactions contemplated by this Agreement; (iv)

respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the DOJ, FTC, or by any other Governmental Entity in respect of such registrations, declarations and filings or such transactions; and (v) permit the other Party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other Party’s reasonable comments in connection with, any communication, meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person. Parent may, with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), withdraw the HSR Filing one or more times and shall refile on a date agreed upon between outside counsel for Parent and the Company. For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) No Party shall independently participate in any substantive meeting or communication with any Governmental Entity in respect of any such filings, investigation or other inquiry relating to Section 6.4(a) or Section 6.4(b) without giving the other Parties sufficient prior notice of the meeting (to the extent reasonably practicable) and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate in such substantive meeting or communication. Parent shall, and shall cause its HSR Affiliates and subsidiaries to, take any and all steps necessary to (x) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law or (y) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment issued pursuant to any Antitrust Law that would prevent, prohibit, restrict or materially delay the consummation of the Closing, so as to enable the Parties to consummate the Closing expeditiously (but in no event later than the End Date), including, but without limiting the foregoing, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, Parent’s subsidiaries, Parent’s HSR Affiliates, or the Company or its subsidiaries or any interest therein and (ii) otherwise taking or committing to take actions that would limit Parent’s, Parent’s subsidiaries, Parent’s HSR Affiliates, or the Company’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of Parent, Parent’s subsidiaries, Parent’s HSR Affiliates, or the Company or its subsidiaries or any interest or interests therein. Notwithstanding anything to the contrary herein or otherwise, in no event shall Parent, Parent’s subsidiaries or Parent’s HSR Affiliates be required to take any steps or actions (including any sale, divestiture, disposition, or license of any assets, properties, products, rights, services or businesses of Parent, Parent’s subsidiaries, the Company or the Company’s subsidiaries or, in each case, any interest therein) that, individually or in the aggregate, would represent or result in a loss of more than $80,500,000 of the recurring monthly revenues of Parent, Parent’s subsidiaries, the Company and the Company’s subsidiaries taken as a whole; provided, that, notwithstanding the foregoing, Parent, Parent’s subsidiaries and Parent’s HSR Affiliates shall not be required under any circumstances to, directly or indirectly, sell (or agree to sell), whether by merger, consolidation, operation of law, asset sale or license, sale of equity interests or otherwise, the Whole of the P1 Business. Parent and Merger Sub shall not be required to agree to any amendment to, or waiver under this Agreement. The Company shall, and shall cause its subsidiaries to, agree to make or effect any divestitures, dispositions, or licenses of any assets, properties, products, rights, services or businesses, or implement any other remedy, requirement, obligation, condition or restriction related to the conduct of it and its subsidiaries’ businesses (in each case solely to the extent implementation and effectiveness of such actions are contingent upon the Closing) pursuant to this Section 6.4(c) to resolve any Governmental Entity’s objections to or concerns about the transactions contemplated by this Agreement if and to the extent instructed in writing by Parent. For the avoidance of doubt, the Company shall not, and shall cause its subsidiaries not to, make or effect any divestitures, dispositions, or licenses of any assets, properties, products, rights, services or businesses, or agree to implement any other remedy, requirement, obligation, condition or restriction related to the conduct of it and its subsidiaries’ businesses pursuant to this Section 6.4(c), unless so instructed in writing by Parent in order to resolve any Governmental Entity’s objections to or concerns about the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein or otherwise, nothing in this Section 6.4 shall limit a Party’s right to validly terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(c).

(d) Subject to the obligations under Section 6.4(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall, and Parent shall cause each member of the Parent Group to, cooperate in all material respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

(e) Neither Parent nor Merger Sub nor any of their HSR Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(f) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party will be provided to the other Party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other Party.

Section 6.5 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated herein, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent; (b) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; or (c) any change, condition or event (i) that to such Party’s knowledge renders or could reasonably be expected to render any representation or warranty of such Party set forth in this Agreement to be untrue or inaccurate in any material respect, or (ii) that results or could reasonably be expected to result in any failure of such Party to comply with or satisfy any covenant or agreement, in each case, that would reasonably be expected to result in any condition set forth in Section 7.2(a) or Section 7.2(b), with respect to the Company, or Section 7.3(a) or Section 7.3(b), with respect to Parent and Merger Sub, not being satisfied hereunder; provided that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the Party receiving such notice.

Section 6.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice from Parent, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford Parent and its Representatives reasonable access, consistent with applicable Laws relating to the exchange of information, at normal business hours to the Company’s and its subsidiaries’ officers, employees, Representatives, properties, offices, and other facilities and to all Contracts, commitments, books, records, Tax Returns and any Tax documents or other written information that the Company or any of its subsidiaries receives or has received pursuant to a Tax sharing agreement, and shall furnish Parent reasonably promptly with all financial, operating and other data and information concerning its business and properties as Parent or its Representatives, may from time to time reasonably request (provided that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company).

(b) Notwithstanding the foregoing, any such investigation or consultation shall not include any environmental sampling or invasive environmental testing. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information if the Company determines in good faith after consultation with counsel that such access or disclosure would violate an obligation of confidentiality pursuant to any binding agreement entered into prior to the date of this Agreement to which the Company or any of its subsidiaries is a party so long as the Company shall have used reasonable best efforts to obtain the consent of such third party to such access or disclosure, would violate or prejudice its rights or the rights of any of its officers, directors or employees, jeopardize any attorney-client privilege of the Company or any of its subsidiaries (provided that the Company will enter into a joint defense agreement with Parent if requested with respect to any such information), or contravene any applicable Law, rule, regulation, order, judgment or decree. All requests for information made pursuant to this Section 6.6(b) shall be directed to the executive officer or other Person designated by the Company.

(c) Each of Parent and Merger Sub will comply with the terms and conditions of the letter agreement, dated as of May 14, 2014, between the Company and Apollo Management VIII, L.P. (which agreement shall automatically terminate and be of no further force and effect upon the Closing, as amended, restated, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other representatives to hold and treat, in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect each in accordance with its terms. The Company agrees that it will treat any documents and information concerning the Parent Related Parties furnished or otherwise made available to the Company, its subsidiaries or their respective Representatives in connection with the transactions contemplated by this Agreement that meet the definition of “Confidential Information” under the Confidentiality Agreement and as if the use and disclosure restrictions thereunder applied to the Company.

Section 6.7 Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

Section 6.8 Publicity. The initial press release regarding the Merger shall be a joint press release and, except in connection with an Acquisition Proposal or a Change of Recommendation if and to the extent permitted by this Agreement, thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity, in each case, as determined in the good faith judgment of the Party proposing to make such release (in which case, such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Party). Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates may provide ordinary course communications regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, in each case, who are subject to customary confidentiality restrictions.

Section 6.9 Employee Benefits.

(a) For a period of at least one year following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its subsidiaries who continues to be employed by the Company or the Surviving Corporation or any subsidiary or Affiliate thereof (the “Continuing Employees”), (i) a salary, wage, target bonus opportunity and commissions opportunity that is substantially similar in the aggregate to the salary, wage, target bonus opportunity and commissions opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee pension, welfare and other benefits (other than any equity-based compensation or benefits) that are substantially similar in the aggregate to the employee pension, welfare and other benefits (other than any equity-based compensation or benefits) provided to such Continuing Employee immediately prior to the Effective Time. For a period of at least one year following the Effective Time, Parent or one of its Affiliates shall maintain for the benefit of each Continuing Employee a severance or termination arrangement no less favorable than the severance or termination arrangement provided to such Continuing Employee immediately prior to the Effective Time. This Section 6.9(a) shall not apply to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement.

(b) Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans, subject to the amendment and termination provisions thereof.

(c) The Company, in consultation with Parent, may establish a cash-based bonus program in the aggregate amount of $1,000,000 to promote retention and to incentivize efforts to consummate the Closing (the “Program”). Amounts under the Program shall be allocated among the employees of the Company and its subsidiaries identified (other than reporting executive officers of the Company), and in the amounts and on the terms determined by the Chief Executive Officer of the Company (or his designees). If a retention award or portion thereof under the Program is forfeited by a participant, the Chief Executive Officer of the Company (or his designees) may reallocate the award (or unpaid portion thereof) to existing employees or new hires of the Company and its subsidiaries.

(d) The Company will maintain any Company Plan that is an annual bonus plan as in effect on the date hereof and disclosed on Schedule 3.11(a) of the Company Disclosure Schedule (each, a “Bonus Plan”) and will pay such bonuses, if any, at such time as the Company has historically paid such bonuses. The amount of each bonus will be equal to the employee’s bonus entitlement as determined in accordance with the terms of the applicable Bonus Plan for the Company’s 2016 fiscal year, based on (A) the Company’s actual performance through the end of the Company’s 2016 fiscal year, provided that any one-time costs, expenses and charges solely attributable to the Merger shall be excluded in determining whether the applicable performance goals have been attained, and (B) any subjective or individual qualitative performance metrics shall be deemed attained at 100% of target levels.

(e) Parent shall (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of eligibility to participate and vesting credit (but excluding benefit accrual) under each applicable Parent benefit plan as if such service had been performed with Parent; provided that such recognition of service shall not apply (x) for purposes of any Parent benefit plan under which similarly situated employees of Parent and its subsidiaries do not receive credit for prior service, (y) to the extent it would result in a duplication of benefits or (z) for purposes of any plan or arrangement that is grandfathered or frozen, either with respect to the level of benefits or participation.

(f) If Parent determines that an event would trigger WARN Act obligations within sixty (60) days following the Effective Time, the Company or the Company’s subsidiaries shall, at Parent’s reasonable request, distribute WARN notices on Parent’s behalf to such employees as directed by Parent in a form prepared by Parent in compliance with the WARN Act.

(g) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment or other modification of any Benefit Plan, (ii) deemed or construed to establish any Benefit Plan, (iii) prevent or limit Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Benefit Plans in accordance with their terms, or (iv) create any third-party rights in any current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.10 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation and the applicable subsidiaries of the Surviving Corporation to assume all obligations of the Company and its subsidiaries in respect of exculpation, indemnification and advancement of expenses for each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or any subsidiary of the Company (each, an “Indemnified Party”), for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement. For a period of six (6) years from the Effective Time, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, provisions of the Surviving Corporation’s certificate of incorporation and bylaws with respect to limitation of liabilities of directors and indemnification and advancement of expenses of officers and directors of the Company that are no less favorable to the Indemnified Parties than are set forth in the Company’s Certificate of Incorporation and Bylaws as in effect on the date of this Agreement, and shall not prior to the expiration of such period amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) made within such six (6) year period shall continue until the disposition or resolution of such Proceeding in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. Anything to the contrary in this Section 6.10 notwithstanding, any Person to whom an advancement of expenses is provided in connection with a Proceeding shall be required to provide, as a condition to such advancement, an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification in connection with such Proceeding. In the event of any such Proceeding (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed) in writing to such settlement, compromise or consent, and (y) the Surviving Corporation shall reasonably cooperate in the defense of any such matter. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (i) the Surviving Corporation or Parent shall have the right, but not the obligation, to control the defense thereof after the Effective Time, (ii) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, (iii) the Surviving Corporation shall pay all reasonable fees and expenses of any counsel retained by an Indemnified Party reasonably promptly after statements therefor are received by the Surviving Corporation, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (iv) no Indemnified Party shall be liable for any settlement effected without his or her prior express written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Any Indemnified Party wishing to claim indemnification under Section 6.10, upon learning of any such Proceeding, shall promptly notify the Surviving Corporation thereof in writing, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Surviving Corporation.

(c) Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for a period of six (6) years from the Effective Time either (i) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as disclosed on Schedule 6.10 of the Company Disclosure Schedule with respect to matters existing or occurring on or prior to the Effective Time or (ii) any other policies of directors’ and officers’ liability insurance and fiduciary liability insurance on terms and conditions providing benefits that are no less favorable (other than in any de minimis respect) as such policies of the Company disclosed on Schedule 6.10 of the Company Disclosure Schedule with respect to matters existing or occurring on or prior to the Effective Time; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. At Parent’s option, Parent may, in lieu of maintaining or causing the Surviving Corporation to maintain the coverage provided in the immediately preceding sentence, direct the Company to purchase a six-year (6) prepaid “tail policy” to incept at the Effective Time at a cost not exceeding 250% of the last annual premium paid by the Company prior to the date hereof in respect of the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as of the date hereof disclosed on Schedule 6.10 of the Company Disclosure Schedule on terms and conditions providing substantially equivalent benefits as such current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated hereby. In the event Parent elects to purchase such a “tail policy” in accordance with this Section 6.10(c) prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for such six (6)-year period. Parent agrees to cause the Surviving Corporation to honor and perform all indemnification agreements entered into by the Company or any of its subsidiaries with any Indemnified Party on the terms and conditions set forth therein and solely to the extent disclosed on Schedule 6.10 of the Company Disclosure Schedule.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 shall survive the Merger and, following the Effective Time, are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives.

(f) The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of the Company or the comparable governing instruments of any of its subsidiaries, or under any indemnification Contracts or applicable Laws. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood that the indemnification provided for in this Section 6.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.11 Treatment of Company Indebtedness.

(a) The Company shall use, or shall cause its applicable subsidiaries to use, commercially reasonable efforts to arrange for customary payoff letters and instruments of discharge providing for the payoff, discharge and termination on the Closing Date of all then-outstanding indebtedness of the Credit Facility (the “Debt Payoff Letters”) to be delivered to Parent no later than three (3) Business Days prior to the Closing Date, and shall deliver, or cause its applicable subsidiaries to deliver the Debt Payoff Letters in accordance with the terms of the Credit Facility to the holders of such indebtedness (provided that such prepayment and termination notices may be conditional on the occurrence of the Closing).

(b)

(i) Parent will be permitted to commence and conduct, in accordance with the terms of the applicable Indenture, offers to purchase, including any “Change of Control Offer” (as such term is defined in the applicable Indenture), or any exchange offer, and to conduct consent solicitations, if any (each, a “Debt Offer” and collectively, the “Debt Offers”), with respect to any or all of the outstanding aggregate principal amount of each series of the Company’s senior unsecured notes (the “Notes”) identified by Parent to the Company in writing prior to, on, or after the date hereof on terms that are acceptable to Parent; provided, that any such Debt Offer is consummated substantially simultaneously with or after the Closing using funds provided by Parent. Parent shall not be permitted to commence any applicable Debt Offer until Parent shall have provided the Company with the necessary offer to purchase, letter of transmittal or other related documents in connection with the Debt Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Debt Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents. Parent will reasonably consult with the Company regarding the timing and commencement of any Debt Offer and any tender deadlines. The closing of the Debt Offers shall be expressly conditioned on the occurrence of the Closing, and the Parties shall use reasonable best efforts to cause the Debt Offers to close on the Closing Date; provided, that the consummation of a Debt Offer with respect to any series of Notes shall not be a condition to Closing. The Debt Offers shall be conducted in compliance with the applicable Indenture and applicable Law, including SEC rules and regulations, and the Company shall not be required to cooperate with respect to any Debt Offer that is not in compliance with the applicable Indenture and applicable Laws. Parent hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to the Company for the full payment at the Effective Time of all Notes properly tendered and not withdrawn and any related consent payments to the extent required pursuant to the terms of the applicable Debt Offer. The Company shall, and shall cause its subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all reasonable cooperation reasonably requested by Parent in connection with the Debt Offer; provided, that nothing herein shall (x) require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company and its subsidiaries, (y) require the Company or any of its subsidiaries to pay any fees or incur any other liability or obligation in connection with the Debt Offer or be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Offer or (z) require the Company or its counsel to provide any negative assurance letter with respect to any Debt Offer.

(ii) Subject to the receipt of the requisite consents, the Company shall execute a supplemental indenture to the indentures governing each series of Notes in accordance with the applicable indenture and identified by Parent to the Company in writing prior to, on, or after the date hereof (each, an “Indenture”), amending the terms and provisions of each such Indenture as described in the Debt Offer Documents as reasonably requested by Parent, which supplemental indenture shall become operative no earlier than the Effective Time, and shall use reasonable best efforts to cause the trustee under each such Indenture to enter into such supplemental indenture prior to or substantially simultaneously with the Closing; provided, however, that in no event shall the Company or any of its officers, directors or other Representatives have any obligation to authorize, adopt or execute any amendments or other agreement that would become effective prior to the Effective Time. The Company shall, and shall cause its subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the execution of supplemental indentures; provided, that nothing herein shall require the Company or any of its subsidiaries to pay any fees or incur any other liability or obligation in connection with the Debt Offer or be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Offer. If requested by Parent, the Company’s counsel shall provide all customary legal opinions required in connection with the transactions contemplated by this Section 6.11 to the extent such legal opinion is required to be delivered prior to the Closing Date. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion with respect to a Debt Offer that in the opinion of the Company or its legal counsel does not comply with applicable Laws or the applicable Indenture, or an opinion with respect to financing by the Parent.

(iii) If requested by Parent in writing, in lieu of Parent commencing a Debt Offer for any series of Notes, the Company shall use its commercially reasonable efforts, to the extent permitted by such series of Notes and the applicable Indenture, to (A) substantially simultaneously with the Effective Time, issue a notice of optional redemption for all of the outstanding aggregate principal amount of such series of Notes, pursuant to the redemption provisions of the applicable Indenture and (B) take any other actions at and after the Effective Time reasonably requested by Parent to facilitate the satisfaction and discharge of such series of Notes pursuant to the satisfaction and discharge provisions of the applicable Indenture and the other provisions of such Indenture applicable thereto; provided, that prior to the Company’s being required to take any of the actions described in clauses (A) and (B) above, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of any series of Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of such series of Notes. The Company shall, and shall cause its subsidiaries to, and shall use reasonable best efforts to cause their respective Representatives to, provide all reasonable cooperation reasonably requested by Parent in connection with the Discharge of any series of Notes identified to the Company by Parent in writing at any time; provided, that nothing herein shall require the Company or any of its subsidiaries to pay any fees or incur any other liability or obligation in connection with the Debt Offer or be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Debt Offer.

(iv) Parent shall promptly, upon request by the Company, reimburse the Company following either the Closing or the termination of this Agreement for (A) all reasonable and documented out-of-pocket costs (including reasonable outside attorneys’ fees and expenses) to the extent incurred by the Company, any of the subsidiaries or their Representatives in connection with the Debt Offers or Discharge in respect of any series of Notes and (B) any out-of-pocket costs incurred by the Company, any of its subsidiaries or their Representatives to the trustee or its counsel pursuant to the applicable Indenture in connection with the Debt Offers or Discharge in respect of any series of Notes. Parent shall indemnify and hold harmless the Company and its subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with any action taken by them in connection with the performance of their respective obligations under this Section 6.11(b) (including any action taken in accordance with this Section 6.11(b)) except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of its subsidiaries or, in each case, their respective Affiliates and Representatives.

(v) At the written request of Parent, prior to the retirement of any Notes pursuant to this Section 6.11(b), the Company shall negotiate the contemporaneous unwind of interest rate swaps relating to the Notes.

Section 6.12 Parent Financing.

(a)

(i) Parent and Merger Sub shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising any “flex” provisions contained therein), including using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy (or, if deemed advisable by Parent, to obtain the waiver of) on a timely basis all conditions to funding in the Third-Party Financing Commitments and such definitive agreements to be entered into pursuant thereto (including by consummating the Equity Financing at or prior to the Closing), (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Third-Party Financing Commitments (including any “flex” provisions contained therein) at or prior to the Closing or not less favorable to Parent or Merger Sub with respect to conditionality than the terms and conditions contained in the Third-Party Financing Commitments (including any “flex” provisions contained therein); provided, that, notwithstanding anything to the contrary, the documentation relating to the bridge loan facilities and the backstop facilities shall not be required until reasonably necessary in connection with the funding of the Debt Financing, (iv) enforce its rights under the Third-Party Financing Commitments and (v) in the event that all conditions in the Third-Party Financing Commitments have been satisfied or waived, cause the Persons providing Third-Party Financing to fund on the Closing Date the Third-Party Financing necessary to fund the Required Amount (after taking into account the Equity Financing and the Preferred Securities Financing). Parent shall obtain the Equity Financing contemplated by the Equity Financing Commitment upon satisfaction or waiver of the conditions to Closing in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing). To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing (or Alternative Financing) and Parent shall provide to the Company copies of the definitive agreements related to the Financing (or Alternative Financing).

(ii) In the event any portion of the Third-Party Financing becomes unavailable on the terms and conditions (including after giving effect to any “flex” provisions) contemplated in the Third-Party Financing Commitments for any reason, (A) Parent shall promptly notify the Company in writing and (B) Parent and Merger Sub shall use, and shall cause their respective subsidiaries to use, their reasonable best efforts to arrange to obtain alternative third-party financing from alternative sources in an amount, when added with the available portion of the Third-Party Financing and the Equity Financing, sufficient to fund the Required Amount (the “Alternative Financing”) as promptly as practicable following the occurrence of such event, which would not involve terms and conditions that are materially less beneficial to Parent or Merger Sub. As applicable, the term “Financing Commitments”, “Third-Party Financing Commitments”, “Financing” or “Third-Party Financing” shall include any Alternative Financing. As of the date of the entry into any such Alternative Financing, no event shall have occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute an event of default or material breach on the part of Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto under the Existing Parent Credit Agreements. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but (i) any bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge facilities obtained in accordance with this Section 6.12(a)) are available, (ii) all conditions in the Debt Financing Commitments have been satisfied or waived and (iii) the conditions precedent set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at Closing), then Parent shall use reasonable best efforts to cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing as promptly as practicable.

(iii) Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (A) if there exists any material breach, material default, repudiation, cancellation or termination by any party to the Financing

Commitments (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach, material default, repudiation, cancellation or termination) of which Parent becomes aware, (B) of the receipt by Parent or Merger Sub of any written notice or other written communication from any financing source with respect to any (I) actual material breach, default, repudiation, cancellation or termination by any party to the Financing Commitments or (II) material dispute or disagreement between Parent and any financing source related to the Financing or (C) if for any reason Parent, Merger Sub or any Guarantor believes in good faith that there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner contemplated by the Financing Commitments. As soon as reasonably practicable, (x) Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(iv) Parent, Merger Sub and the Guarantors shall not (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Financing Commitment or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that would be less than the Required Amount unless the Third-Party Financing or Equity Financing is increased by a corresponding amount, (2) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing, in the case of this clause (2), in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or (3) adversely impacts the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments. Parent shall furnish to the Company a copy of any amendment, modification, waiver or consent of or relating to the Financing Commitments or the definitive agreements relating to the Financing promptly upon execution thereof. Notwithstanding anything to the contrary, for the avoidance of doubt, Parent and/or Merger Sub may amend, replace, supplement and/or modify the Third-Party Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents, commitment parties, purchasers or similar entities as parties thereto who had not executed the Third-Party Financing Commitments as of the date hereof. Upon any amendment, supplement or modification of the Financing Commitments made in compliance with this Section 6.12(a) or the definitive agreements relating to the Financing, Parent shall provide a copy thereof to the Company and the term “Financing Commitments”, “Third-Party Financing Commitments”, “Financing” or “Third-Party Financing” shall mean the Financing Commitments as so amended, replaced, supplemented or modified, including any Alternative Financing.

(v) Notwithstanding the foregoing, compliance by Parent with this Section 6.12 shall not relieve Parent or Merger Sub of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and each of Parent and Merger Sub acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent or Merger Sub’s ability to obtain the Financing (or any Alternative Financing) or any specific term with respect to such financing.

(vi) Parent shall furnish to the Company a copy of a certificate of a responsible officer of Parent, dated as of the date hereof, that is delivered to each of the administrative agents under the Existing Parent Credit Agreements pursuant to the second paragraph of the definition of “Pro Forma Basis” therefor.

(vii) Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 6.12 shall require, and in no event shall the reasonable best efforts of Parent and Merger Sub be deemed or construed to require, Parent or Merger Sub to (i) seek the Equity Financing from any source other than the Equity Investors counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment or (ii) pay any material fees in excess of those contemplated by the Equity Financing Commitment or the Third-Party Financing Commitments (including any “flex” provisions contained therein).

(viii) Notwithstanding anything to the contrary in this Agreement, Parent may enter discussions regarding, and may enter into arrangements and agreements relating to the Equity Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay, impede or prevent the Closing; and (iii) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Financing Commitment, adversely affect the rights of Parent to enforce its rights against the other parties to the Equity Financing Commitment, or otherwise constitute a waiver or reduction of Parent’s rights under the Equity Financing Commitment.

(b) Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause its subsidiaries to use reasonable best efforts to provide to Parent and Merger Sub, at Parent’s sole cost and expense all reasonable cooperation reasonably requested by Parent that is customary in connection with the Financing; provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries, including using reasonable best efforts to take the following actions:

(i) as promptly as reasonably practicable, (A) furnishing Parent with the Required Information; provided that the Company shall not be obligated to provide (i) information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Third-Party Financing or (ii) (1) a description of the Financing, including any “description of notes,” or other information customarily provided by the financing sources or their counsel, (2) risk factors solely relating to all or any component of the Financing or (3) financial statements or other information (including segment reporting and consolidating and other financial statements and data) required by Rules 3-10 or 3-16 of Regulation S-X, Compensation

Discussion and Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum; and (B) informing Parent if the Company or its subsidiaries shall have actual knowledge of any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(ii) assisting in preparation for and participating in marketing efforts (including a reasonable and limited number of meetings and calls) and a reasonable number of presentations, road shows, due diligence sessions (including accounting due diligence sessions), sessions with rating agencies and sessions with prospective lenders and investors and commitment parties and purchasers, in each case in connection with the Third-Party Financing at reasonable times and locations mutually agreed, and assisting Parent in obtaining ratings as contemplated by the Third-Party Financing;

(iii) obtaining customary auditors consents and reports and customary comfort letters of independent accountants (including customary change period “negative assurance” comfort), as reasonably requested by Parent as necessary or customary for financings similar to the Debt Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act);

(iv) assisting Parent in the preparation by Parent and the debt financing arrangers of (A) any offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for any of the Debt Financing, including reviewing and commenting on Parent’s draft of a business description of the Company and “Management’s Discussion and Analysis” of the Company’s financial statements to be included in the offering documents and marketing materials contemplated by the Debt Financing; provided that no private placement memoranda or prospectuses in relation to high-yield debt or equity securities will be issued by the Company or any of its subsidiaries; provided, further, that any such memoranda or prospectuses that includes disclosure and financial statements with respect to the Company shall only reflect the Surviving Corporation and/or its subsidiaries as the obligor(s); and (B) materials for rating agency presentations;

(v) executing and delivering (or assisting in the execution and delivery of), as of the Closing, any pledge and security documents, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on the Company, any of its subsidiaries, or any of their respective officers or employees involved) and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests);

(vi) at least three (3) Business Days prior to the Closing Date, providing information regarding the Company and its subsidiaries reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 to the extent requested in writing at least eight (8) Business Days prior to the Closing Date;

(vii) using reasonable best efforts to assist Parent and Merger Sub in the preparation of pro forma financial information and pro forma financial statements by Parent and Merger Sub to the extent required by Parent’s financing sources to be included in any offering documents pursuant to Section 3 of Exhibit F of the Debt Commitment Letter; provided, for the avoidance of doubt, that the Company shall not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing, or (C) any financial information related to Parent or any of its subsidiaries (including, for the avoidance of doubt, any pending or completed acquisition or disposition of a subsidiary or business by such issuer or borrower) or any adjustments that are not directly related to the acquisition of the Company by Parent;

(viii) providing appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its subsidiaries;

(ix) to the extent currently prepared by the Company, using reasonable best efforts to provide monthly financial statements consistent with the Company’s past practice within fifteen (15) days of the end of each month prior to the Closing Date; and

(x) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Third-Party Financing.

Notwithstanding the foregoing, (x) nothing in this Section 6.12 shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company and its subsidiaries, (y) none of the Company or any of its subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Third-Party Financing contemplated by the Third-Party Financing Commitments or be required to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or agree to provide any indemnity in connection with the Third-Party Financing or any of the foregoing prior to the Effective Time, and (z) nothing in this Section 6.12 shall require any action that would conflict with or violate the Company’s or any subsidiaries’ organizational documents or any Laws or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any Contract to which the Company or its subsidiaries is a party if such action would reasonably be expected to have a material adverse effect on the Company and its subsidiaries. For the avoidance of doubt, none of the Company or its subsidiaries or their respective officers, directors (with respect to any subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Third-Party

Financing contemplated by the Third-Party Financing Commitments that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company, acting in such capacity, shall be required to execute or enter into or perform any agreement with respect to the Third-Party Financing.

(c) Parent (i) shall promptly, upon request by the Company, reimburse the Company following either the Closing or the termination of this Agreement for all reasonable and documented out-of-pocket costs (including (A) reasonable outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) to the extent incurred by the Company, any of the subsidiaries or their Representatives in connection with the cooperation of the Company and its subsidiaries contemplated by this Section 6.12, (ii) acknowledges and agrees that, except for obligations of the subsidiaries from and after the Closing, Company, its subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under any arrangement with respect to the Financing that Parent or Merger Sub may request in connection with the transactions contemplated by this Agreement and (iii) shall indemnify and hold harmless the Company and its subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Third-Party Financing and the performance of their respective obligations under this Section 6.12 (including any action taken in accordance with this Section 6.12) and any information utilized in connection therewith, in each case, except to the extent suffered or incurred as a result of the bad faith, gross negligence, willful misconduct or material breach of this Agreement by the Company or any of its subsidiaries or, in each case, their respective Affiliates and Representatives.

(d) The Company hereby consents to the use of the logos of the Company and its subsidiaries by (i) Parent, Merger Sub and their respective licensees and (ii) the Guarantors, the Equity Investors and any lenders, lead arrangers, bookrunners, syndication agents, commitment parties, purchasers, other equity or debt providers or similar entities involved in the Financing, in each case, in connection with the Financing; provided, that Parent and Merger Sub shall ensure that such logos are used by the above permitted parties solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

(e) The Company shall, and shall cause its subsidiaries to, use reasonable best efforts to update any Required Information provided to Parent as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), cause the Marketing Period to cease pursuant to clause (A) or (B) of the proviso included in the definition of “Marketing Period.” For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Company and its subsidiaries under this Section 6.12 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing, including by keeping current the Required Information and providing any supplements to Parent so that Parent may most effectively access the financing markets. The Company agrees to (A) file all reports on Form 10-K and Form 10-Q and Form 8-K (to the extent required to include financial information pursuant to Item 9.01 thereof) and (B) use its reasonable best efforts to file all other Forms 8-K, in each case required to be filed with the SEC pursuant to the Exchange Act prior to the Closing Date in accordance with the periods required by the Exchange Act.

Section 6.13 Takeover Statutes. The Company shall not, and shall cause its subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger or any of the transactions contemplated hereby. If any Takeover Law is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and shall use reasonable best efforts to take such actions so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this Section 6.13 shall be construed to permit Parent or Merger Sub to do any act that would constitute a violation or breach of, or as a waiver of any of the Company’s rights under, any other provision of this Agreement.

Section 6.14 Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or threatened in writing to be brought, against the Company, its officers or any members of its Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly (and in any event within two (2) Business Days) notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof, including, by promptly (and in any event within two (2) Business Days) providing Parent copies of all proceedings and correspondence relating to such Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith Parent’s advice with respect to such Transaction Litigation. The Company shall not settle or agree to settle any Transaction Litigation, or take any action to settle in response to such Transaction Litigation, without Parent’s prior written consent.

Section 6.15 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, the Financing Commitments and any Alternative Financing.

Section 6.16 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.17 Specified Efforts. The Parties agree to cooperate with each other and use (and cause their respective subsidiaries and Affiliates to use) their respective commercially reasonable efforts, prior to the Effective Time, to take, or to cause to be taken, the actions described on Schedule 6.17 of the Company Disclosure Schedule; provided, that no Party will be required to make any payments, incur any liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any Contractual consent or providing notice to or the approval of any Governmental Entity pursuant to this Section 6.17; provided, further, for the avoidance of doubt, the obtainment of any Contractual consent or providing notice to or obtaining the approval of any Governmental Entity pursuant to this Section 6.17 shall not be a condition to the Closing. Notwithstanding the immediately preceding sentence, this Section 6.17 shall neither apply to nor have any effect upon the obligations of the Parties pursuant to Section 6.4.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Requisite Vote shall have been obtained;

(b) Orders. No Law, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction which prohibits, restrains, enjoins or otherwise makes illegal the consummation of the Merger and shall remain in effect; and

(c) Antitrust Consents. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and any required approvals thereunder shall have been obtained and (ii) Competition Act Approval shall have been obtained.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 3.3(a), Section 3.9(b), the first two sentences of Section 3.3(b) and Section 3.3(c)(i) shall be true and correct in all respects (except with respect to the representations and warranties in Section 3.3(a), the first two sentences of Section 3.3(b) and Section 3.3(c)(i) for any failure to be so true and correct that is de minimis in nature), both when made and at and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 3.1, Section 3.3(d), Section 3.4, Section 3.19, Section 3.20 and Section 3.21 shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), both when made and at and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (iii) Section 3.5, Section 3.6(a) and Section 3.10 shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), both when made and at and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have (A) a Material Adverse Effect or (B) a Transaction Material Adverse Effect and (iv) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), both when made and at and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (provided, that, for the avoidance of doubt, a Tax liability (or reduction in Tax attributes) of the Company or its subsidiaries with respect to any item listed on Schedule 3.15(c) of the Company Disclosure Schedule shall not cause the representations and warranties in Section 3.15(a)(B) to not be true and correct, unless such Tax liability (or reduction in Tax attributes) exceeds the amount listed on Schedule 3.15(a)(B) of the Company Disclosure Schedule with respect to the relevant item, in which case only the Tax liability (or reduction in Tax attributes) in excess of such amount shall be taken into account in determining whether the failure of such representations and warranties to be true and correct, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the obligations, and performed or complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time; provided, that the Company shall have performed and complied, and shall have caused its subsidiaries to have performed and complied (as applicable), in all respects with the obligations, covenants and agreements set forth in Section 5.1(b)(ix);

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have been, nor shall there be, any Material Adverse Effect;

(d) Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied; and

(e) Debt Repayment. No later than three (3) Business Days prior to the Closing Date, Parent shall have received the Debt Payoff Letters.

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1 and Section 4.2 shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), both when made and at and as of the Effective Time as though made on and as of such date (except to the extent that such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (ii) the other provisions of Article IV shall be true and correct, both when made and at and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (“Parent Material Adverse Effect”);

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects the obligations, and performed or complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the Company Requisite Vote having been obtained:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any court or other Governmental Entity of competent jurisdiction shall have issued an order, decree, ruling, judgment or injunction, or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling, judgment, injunction or other action is or shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used such standard of efforts to the extent required by and subject to Section 6.4 to prevent, oppose and remove such restraint, injunction or other prohibition;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. (New York City time) on July 14, 2016 (as such date may be extended pursuant to this Agreement, the “End Date”); provided, that (x) upon a Second Request Event, the End Date shall automatically and without the need for any further action by any Person become 5:00 p.m. (New York City time) on November 14, 2016 and (y) in each case, in the event the Marketing Period has commenced but has not yet been completed at the time of the End Date, the End Date may be extended by Parent in its sole discretion by providing written notice thereof to the Company at least one (1) Business Day prior to the original End Date until three (3) Business Days after the final date of the Marketing Period but no more than sixteen (16) Business Days after the original End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Party seeking to terminate if such Party (or, in the case of Parent, Merger Sub) is in breach of, or has breached, in any material respect, any of its obligations under this Agreement required to be performed at or prior to the Effective Time, where such breach has been the primary cause of the failure of the Effective Time to occur on or before the End Date;

(d) by written notice from the Company:

(i) if there shall have been a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or any such representation or warranty shall be untrue in any material respect, which breach, failure to perform or failure to be true, individually or in the aggregate, would result in a condition set forth in Section 7.3(a) or Section 7.3(b) not being satisfied and, in either such case, such breach or failure is not cured prior to the earlier of (A) thirty (30) Business Days after written notice thereof is given by the Company to Parent, which written notice shall state in reasonable detail the nature of such breach and the basis for such condition not being satisfied and (B) the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) prior to obtaining the Company Requisite Vote, in order to enter into a definitive agreement with respect to a Superior Proposal subject to the terms and conditions of, Section 6.1(d);

(e) by written notice from Parent if:

(i) there shall have been a material breach of or material failure to perform any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or any such representation or warranty shall be untrue in any material respect, which breach, failure to perform or failure to be true, individually or in the aggregate, would result in a condition set forth in Section 7.2(a) or Section 7.2(b) not being satisfied and, in either such case, such breach or failure is not cured prior to the earlier of (A) thirty (30) Business Days after written notice thereof is given by Parent to the Company, which written notice shall state in reasonable detail the nature of such breach and the basis for such condition not being satisfied and (B) the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

(ii) (x) the Board of Directors of the Company (or a committee thereof) (A) shall have made, prior to obtaining the Company Requisite Vote, a Change of Recommendation in a manner adverse to Parent or Merger Sub, (B) shall have failed to recommend against any Acquisition Proposal that is a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 or shall have failed to expressly publicly reaffirm the Recommendation in such disclosure within ten (10) Business Days after the commencement of such Acquisition Proposal (it being understood and agreed that a customary “stop, look and listen” communication by the Board of Directors of the Company to the stockholders of the Company in accordance with Rule 14d-9(f) of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not in and of itself be deemed to constitute a Change of Recommendation and shall not be required to include a public reaffirmation), (C) shall have failed to include the Recommendation in the Proxy Statement or shall have otherwise publicly (or through a communication to one or more stockholders (other than directors or officers of the Company and its subsidiaries, solely in their capacity as such)) modified, changed, qualified or withheld the Recommendation in a manner adverse to Parent, (D) shall have publicly (or through a communication to one or more stockholders (other than directors or officers of the Company and its subsidiaries, solely in their capacity as such)) approved, recommended, endorsed or declared advisable, or proposed publicly (or through a communication to one or more stockholders (other than directors or officers of the Company and its subsidiaries, solely in their capacity as such)) to approve, recommend, endorse or declare advisable, prior to obtaining the Company Requisite Vote, any Acquisition Proposal with a Person other than Parent or Merger Sub, (E) shall have failed to reaffirm the Recommendation in accordance with Section 6.3 and the Board of Directors of the Company (or committee thereof) does not cure such failure within five (5) Business Days after Parent’s request for such reaffirmation pursuant to Section 6.3 (or, if the Stockholders Meeting is scheduled to occur within five (5) Business Days of such request, within one (1) Business Day of such request, and in any case, before the stockholder vote on the adoption of this Agreement is taken at the Stockholders Meeting), (F) shall have authorized the Company or any of its subsidiaries to enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or required the Company to abandon or terminate or fail to consummate the Merger or (G) shall have formally resolved to effect or publicly announced an intention to effect any of the foregoing, prior to obtaining the Company Requisite Vote or (y) the Company or any of its subsidiaries shall have committed a Willful Breach of Section 6.1;

(f) by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken; or

(g) by the Company, if (i) Parent is required to consummate the Closing pursuant to Section 1.2, (ii) Parent and Merger Sub fail to consummate the Merger within three (3) Business Days of the first date (the “First Date”) on which Parent and Merger Sub are required to consummate the Closing pursuant to Section 1.2, (iii) the Company has provided irrevocable written notice to Parent at least one (1) Business Day prior to the First Date confirming that it stands ready, willing and able to consummate the Merger and the other transactions contemplated hereby and (iv) at all times during such three (3) Business Day period described in clause (ii), the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated hereby.

Section 8.2 Effect of Termination.

(a) Notwithstanding anything to the contrary in this Agreement, in the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of any Party hereto (or any direct or indirect equity holder, stockholder, partner, controlling person, member, manager, director, officer, employee, Affiliate or Representative of such Party or such Party’s Affiliates or any of the foregoing’s successors and assigns), except, subject in all respects to this Section 8.2, Section 9.12 and Section 9.16 (including, in each case, the limitations set forth therein), as provided in Section 6.6(c), Section 6.8, Section 6.11(b)(iv), Section 6.12(c), this Section 8.2, Section 8.3 and Article IX, which shall survive such valid termination, in each case, in accordance with its terms and conditions; provided that, subject in all respects to this Section 8.2, Section 9.12 and Section 9.16 (including, in each case, the limitations set forth therein), (i) nothing herein shall relieve any Party hereto of any liability for damages resulting from such Party’s fraud prior to such valid termination and (ii) nothing herein shall relieve the Company of any liability for damages resulting from the Company’s or any of its subsidiaries’ Willful Breach prior to such valid termination (which, in the case of each of clauses (i) and (ii), the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the non-breaching Party, including for any Willful Breach, such damages shall include the benefit of the bargain lost by such non-beaching party, taking into consideration relevant matters including opportunity costs and the time value of money); provided, however, that in no event will the Parent Related Parties have any liability for monetary damages (including damages for fraud, monetary damages in lieu of specific performance or otherwise) in the aggregate in excess of the amount of the Parent Termination Fee and subject in all respects to the limitations set forth in Section 8.2(g); provided, that the Parties acknowledge and agree that the immediately preceding proviso shall not apply to claims, if any, against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement or any Specified Commercial Matter, as applicable. The Parties acknowledge and agree that nothing in this Section 8.2 shall be deemed to affect their right to specific performance in accordance with the terms and conditions set forth in Section 9.12.

(b) In the event that:

(i) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay the Company Termination Payment to Parent (or one or more of its designees), at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds.

(ii) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.1(f) or Section 8.1(c) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to the taking of the Company Requisite Vote at the Stockholders Meeting an Acquisition Proposal shall have been made to the Company or its Representatives, to the Company’s stockholders, or shall have otherwise become publicly known and (B) within twelve (12) months after such termination, the Company or any of its subsidiaries shall have entered into a definitive agreement providing for an Acquisition Proposal, or shall have consummated an Acquisition Proposal, then, in any such event, the Company shall pay to Parent (or one or more of its designees) the Company Termination Payment, such payment to be made concurrently with the earlier of the entry into such definitive agreement with respect to such Acquisition Proposal and two (2) Business Days from the consummation of such Acquisition Proposal, by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”.

(iii) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(f), then the Company shall pay to Parent (or one or more of its designees) by wire transfer of immediately available funds an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates of all fees and expenses incurred in connection with this Agreement and the transactions contemplated herein (including all fees and expenses of financing sources, counsel, accountants, investment banks, advisors and consultants to Parent and Merger Sub), up to $30,000,000 at or prior to the time of such termination.

(iv) (A) this Agreement is validly terminated by the Company pursuant to Section 8.1(g) or (B) (x) this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i) and (y) the material breach or material failure by Parent or Merger Sub is the primary reason for the failure of the Closing to be consummated, then, Parent shall pay to the Company a fee of $421,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable valid termination.

(c) The Parties acknowledge and hereby agree that each of the Parent Termination Fee and the Company Termination Payment, as applicable, if, as and when required pursuant to this Section 8.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Payment or Parent be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to timely pay an amount due pursuant to Section 8.2(b)(i), Section 8.2(b)(ii) or Section 8.2(b)(iii), or Parent fails to timely pay an amount due pursuant to Section 8.2(b)(iv), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a final and non-appealable judgment against the Company for the amount set forth in Section 8.2(b)(i), Section 8.2(b)(ii) or Section 8.2(b)(iii), or any portion thereof, or a final and non-appealable judgement against Parent for the amount set forth in Section 8.2(b)(iv), the Company shall pay to Parent, or Parent shall pay to the Company, its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and the reasonable and documented out-of-pocket fees and expenses of any expert or consultant engaged by the Company) up to a maximum aggregate amount of $2,500,000 in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. Any amount payable pursuant to this Section 8.2(d) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under this Section 8.2(d).

(e) Notwithstanding anything to the contrary in this Agreement or any Transaction Document or any other agreement referenced herein or therein or otherwise, but subject in all respects to this Section 8.2, Section 9.12 and Section 9.16 (including, in each case, the limitations set forth therein), if Parent or Merger Sub fails to effect the Closing when required by Section 1.2 for any or no reason or otherwise breaches this Agreement or any Transaction Document (whether such breach is intentional, unintentional, willful or otherwise) or fails to perform hereunder or thereunder or fails to perform any obligation under Law (in each case, whether such failure is intentional, unintentional, willful or otherwise), then the Company’s right to (A) a decree or order of specific performance or any injunction or injunctions or other equitable relief if and to the extent permitted by Section 9.12, (B) validly terminate the Agreement pursuant to Section 8.1 and seek monetary damages for Parent’s fraud and (C) validly terminate the Agreement pursuant to Section 8.1(d)(i) or Section 8.1(g) and if, as and when required pursuant to Section 8.2(b)(iv), receive payment of the Parent Termination Fee, shall, together with, if applicable, the rights of the Company pursuant to Section 6.11(b)(iv), Section 6.12(c), Section 8.2(d) and the second and third sentences of Section 8.3, be the sole and exclusive remedies (whether at Law, in equity, in Contract, in tort or otherwise) of the Company, its Affiliates, and its and their respective stockholders and Representatives and any other Person against the Parent Related Parties for any breach, liability, cost, expense, obligation, loss or damage suffered as a result thereof or in connection therewith or related thereto. Notwithstanding anything to the contrary, under no circumstances can the Company receive both

(i) an award of monetary damages, on the one hand, and (ii) any of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 6.11(b)(iv), Section 6.12(c), Section 8.2(d) and the second and third sentences of Section 8.3, on the other hand.

(f) Except (A) as provided in Section 8.2(e) or (B) claims, if any, against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement, no Parent Related Party will have any liability or obligation to the Company, its Affiliates or any of their respective stockholders or Representatives (or any other Person), including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or any documents referenced herein or therein or the transactions contemplated hereby or thereby or any breach of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise. The Company acknowledges and agrees that none of Parent’s or Merger Sub’s financing sources under the Third-Party Financing, any of their Affiliates, and any of their respective former, current, or future general or limited partners, equity holders, directors, officers, managers, members, employees, representatives, agents, controlling persons or entities or any of their respective successors or assigns (a “Financing Source Related Party”) shall have any liability or obligation to the Company, its Affiliates or any of their respective equity holders or Representatives (or any other Person) arising out of their breach or failure to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under the Financing Commitments. Without limiting the foregoing, upon payment of the Parent Termination Fee, if, as and when required pursuant to Section 8.2(b)(iv) and the amounts, if any, as and when due, pursuant to Section 6.11(b)(iv), Section 6.12(c), Section 8.2(d) and the second and third sentences of Section 8.3, no Parent Related Party shall have any further liability or obligation to the Company, its Affiliates or any of their respective stockholders or Representatives (or any other Person), including any multiple, consequential, indirect, special, statutory, exemplary or punitive damages, relating to or arising out of this Agreement or any other Transaction Document or any documents referenced herein or therein or the transactions contemplated hereby or thereby or in respect of any representation, warranty or covenant contained herein or therein, or the failure of such transactions to be consummated, or in respect of any other Contract, document or theory of Law or equity or in respect of any representations made or alleged to be made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise.

(g) Notwithstanding anything to the contrary in this Agreement or any other Transaction Document or any other agreement referenced herein or therein or otherwise, subject to Section 9.12, the maximum aggregate liability of the Parent Related Parties under the Transaction Documents or otherwise collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise, or monetary damages in lieu of specific performance), or in connection with the failure of the transactions contemplated hereby or thereby (including the Financing) to be consummated, or in respect of any representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in Contract, in tort or otherwise, together with any payment of the Parent Termination Fee and any other payment in connection with any Transaction Document or otherwise, shall not exceed under any circumstances an amount equal to the sum of (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.2(b)(iv), plus (ii) the amounts, if any, due and owing to the Company pursuant to Section 6.11(b)(iv) or Section 6.12(c), plus (iii) the costs and expenses of the Company, if any, due and owing to the Company pursuant to Section 8.2(d), plus (iv) the amounts, if any, due and owing to the Company pursuant to the second and third sentences of Section 8.3 (the “Maximum Liability Amount”); provided, that (A) in no event shall the aggregate amount of Parent’s obligations described in clause (i) of this Section 8.2(g) together with the aggregate amount of Parent’s obligations described in clause (i) of the first proviso in Section 8.2(a) exceed the amount of the Parent Termination Fee and (B) in no event shall the aggregate amount of Parent’s obligations described in clause (iii) of this Section 8.2(g) exceed $2,500,000, and in no event shall the Company, its Affiliates or any of the foregoing’s respective Representatives seek, directly or indirectly, to recover against the Parent Related Parties, or compel payment by the Parent Related Parties of, any damages or other payments whatsoever (including multiple, consequential, indirect, special, statutory, exemplary or punitive damages) in excess of the Parent Termination Fee or any of the foregoing limitations (as applicable); provided, further, that the Parties acknowledge and agree that the foregoing shall not apply to claims, if any, against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement or any Specified Commercial Matter, as applicable.

Section 8.3 Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with obtaining any consents or making any filings shall be shared equally by Parent and the Company. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its subsidiaries in connection with the Merger (including any real property transfer Tax and any similar Tax) shall be borne and paid by the Company (or the applicable subsidiary) when due, and the Company (or the applicable subsidiary) shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, Parent (or the applicable subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements that by their terms contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time and (b) those contained in this Article IX, which, in each case, shall survive in accordance with its terms and conditions.

Section 9.2 Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of the respective Parties. No amendments or modifications to the provisions of which the Financing Source Related Parties under the Third-Party Financing are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner materially adverse to any such Financing Source Related Party without the prior written consent of such Financing Source Related Party (which shall not be unreasonably withheld, conditioned or delayed).

Section 9.3 Waiver. At any time prior to the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

Section 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, by nationally recognized overnight courier service (with proof of service) or by registered or certified mail (postage prepaid, return receipt requested) and shall be deemed given and effective when (i) so delivered in person, (ii) when transmitted via facsimile to the number set forth below or via e-mail (in each case, if no “system” error or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth below, (iii) the Business Day following the day on which the same has been delivered to a nationally recognized overnight courier service or in the case of express mail (charges prepaid) or (iv) three (3) Business Days after being so mailed. Such notices and communications shall be delivered to the respective Parties at the following addresses, facsimile numbers or email addresses as follows:

(a)	if to Parent, Merger Sub, Parent Inc. or Parent LP:

c/o Apollo Global Management
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention:	Marc Becker and General Counsel
Facsimile:	(646) 417-6429

Email:	mbecker@apollolp.com
jsuydam@apollolp.com

with an additional copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Taurie M. Zeitzer
Facsimile:	(212) 757-3990

Email:	tzeitzer@paulweiss.com

(b)	if to the Company:

The ADT Corporation
1501 Yamato Road
Boca Raton, FL 33431
Attention:	General Counsel
Facsimile:	(561) 988-3719

Email:	dbleisch@adt.com

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:	Alan Klein
Anthony F. Vernace
Facsimile:	(212) 455-2502
Email:	aklein@stblaw.com
avernace@stblaw.com

or at such other address, facsimile number or email address for a Party as shall be specified by like notice and such notice shall be deemed to have been delivered in accordance with this sentence. Any Party may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Each Party consents to service of any process, summons, notice or document that may be served in any proceeding in connection with this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery, the United States District Court for the District of Delaware or Delaware state court, which service shall be in accordance with this Section 9.4.

Section 9.5 Certain Definitions. For purposes of this Agreement, the term:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and the Person making the Acquisition Proposal on terms no less favorable to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement);

(b) “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise; provided, that (other than in the case of the definition of “Parent Related Party”, Section 2.2(d), Article IV, Article VI (other than Section 6.9 (except Section 6.9(g)(i)) and Section 6.17), Article VIII and Section 9.16) in no event shall Parent, Merger Sub, Parent Inc., Parent LP or any of their respective subsidiaries be considered an Affiliate of any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, nor shall any portfolio company or investment fund (excluding investment funds focused on private equity) affiliated with Apollo Global Management, LLC, be considered to be an Affiliate of Parent, Merger Sub or any of its subsidiaries;

(c) “Benefit Plan” means, any pension, profit-sharing, savings, retirement, employment, collective bargaining, consulting, severance, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation or sick pay policy, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, formal or informal, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Merger);

(d) “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York, New York;

(e) “Canadian Competition Act” means the Competition Act (Canada).

(f) “Company Termination Payment” means (i) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 8.1(d)(ii) in order for the Company to concurrently with such valid termination enter into a definitive agreement with respect to a Superior Proposal made by an Excluded Party under circumstances where no violation of Section 6.1 has occurred, an amount equal to $87,000,000 and (ii) if payable in any other circumstance, an amount equal to $228,000,000;

(g) “Competition Act Approval” means that either (i) Parent shall have received an advance ruling certificate issued by the Commissioner of Competition or his designate under subsection 102(1) of the Canadian Competition Act to the effect that the Commissioner of Competition is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Canadian Competition Act with respect to the transactions contemplated by this Agreement; or (ii) both of (A) the waiting period, including any extension thereof, under section 123 of the Canadian Competition Act in respect of the transactions contemplated by this Agreement shall have expired or been terminated or the obligation to provide a merger notification in accordance with Part IX of the Canadian Competition Act in respect of the transactions contemplated by this Agreement shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (B) Parent shall have received a letter from the Commissioner of Competition indicating that he does not, as of the date of the letter, intend to make an application under section 92 of the Canadian Competition Act in respect of the transactions contemplated by this Agreement;

(h) “Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact regarding the Company and its subsidiaries, or omit to state any material fact regarding the Company and its subsidiaries necessary in order to make such Required Information not materially misleading under the circumstances; provided, that the availability of financial information of the Company and its subsidiaries, including any “flash” numbers, prior to the time that the Required Information would become not Compliant pursuant to clause (iii) below, for periods subsequent to the latest quarterly or annual period for which financial information is included in the Required Information, shall not, by virtue of such availability, render such previously delivered Required Information not Compliant, (ii) such Required Information complies with all applicable requirements of Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, and subject to exceptions customary for a Rule 144A offering involving high-yield debt securities, including that such information shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation and Discussion Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum, to consummate the offering(s) of non-convertible debt securities by a non-accelerated filer contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are sufficient to permit the Company and its subsidiaries’ applicable independent accountants to issue customary comfort letters to the financing sources providing the portion of the Debt Financing consisting of debt securities, including as to customary change period “negative assurance” comfort, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue;

(i) “Contract” means any loan, guarantee of indebtedness or credit agreement, debenture, note, bond, mortgage, indenture, guarantee, license, deed of trust, lease, purchase or sale order or other contract, commitment, agreement, instrument, binding obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether written or oral (each, including all amendments, modifications, supplements or restatements thereto), including, for the avoidance of doubt, the Existing Parent Credit Agreements;

(j) “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or otherwise;

(k) “Credit Facility” means the Five Year Senior Unsecured Revolving Credit Agreement, dated as of June 22, 2012, by and among the Company, Tyco International Ltd., the lender parties thereto, Citibank, N.A., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and JPMorganChase Bank, N.A., as amended or modified from time to time;

(l) “ERISA Affiliate” means any entity that, together with the Company or any of its subsidiaries, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code;

(m) “Existing Parent Credit Agreements” means, collectively, the First Lien Credit Agreement, dated as of July 1, 2015, by and among Parent Holdings, Parent, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the Second Lien Credit Agreement, dated as of July 1, 2015, by and among Parent Holdings, Parent, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent;

(n) “FTC Consent Order” means the Agreement Containing Consent Order, issued on November 20, 2007, by and between the FTC and ADT Security Services, Inc.;

(o) “GAAP” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(p) “Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory (including stock exchange), taxing, or administrative functions of or pertaining to government, (ii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clause (i) of this definition, or (iii) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i) or (ii) of this definition;

(q) “HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as each are amended from time to time, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

(r) “Information Privacy and Security Laws” shall mean all applicable Laws and orders concerning the privacy, protection, transfer or security of Personal Information, including the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security laws, state data breach notification laws, state consumer protection laws, the Data Protection Directive 95/46/EC (and implementing Laws adopted applicable European Union member states), applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing);

(s) “Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) patents, inventions and other patent rights (including divisionals, continuations, continuations-in-part, reissues or reexaminations of any of the foregoing); (ii) copyrights, designs and works of authorship; (iii) Software; (iv) trademarks, service marks, domain names, corporate names, logos, social media names and trade dress, and all goodwill associated with or symbolized by any of the foregoing; (v) trade secrets, know-how, processes, databases, confidential business information and other proprietary information and rights; and (vi) all other intellectual property rights of any kind or nature;

(t) “IT Assets” means all computer systems, including Software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, facilities, websites, infrastructure, workstations, switches, data communications lines and associated documentation used or held for use by the Company or any of its subsidiaries in connection with the conduct of their businesses;

(u) “knowledge” (i) with respect to the Company and its subsidiaries means the actual knowledge of any of the individuals listed in Schedule 9.5(u) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Schedule 9.5(u) of the Parent Disclosure Schedule;

(v) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any order or decision of an applicable arbitrator or arbitration panel;

(w) “Leased Real Property” means all real property leased or subleased or otherwise used or occupied by the Company or any subsidiary of the Company;

(x) “Leases” means all leases, subleases, licenses, concessions and other Contracts, including (i) all amendments and modifications thereto and (ii) all guaranties thereof pursuant to which the Company or any of its subsidiaries leases, subleases, licenses, uses or occupies any Leased Real Property (including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its subsidiaries thereunder);

(y) “Lien” means any lien, claim, mortgage, pledge, security interest, equity, covenant, restriction, lease, option, right of first refusal or offer, easement, right-of-way, encroachment or other survey defect, claim, imperfection of title, charge or other encumbrance or any right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, or right binding upon the Company or any of the Company’s subsidiaries, in each case, whether voluntarily occurred or arising by operation of Law;

(z) “Marketing Period” means the first period of twenty-five (25) consecutive calendar days commencing on or after the date hereof (i) throughout and at the end of which Parent shall have received the Required Information and the Required Information is Compliant and (ii) throughout and at the end of which the conditions set forth in Sections 7.1(a), Section 7.1(b), Section 7.2 and solely in the event that the Parties receive a Request for Additional Information and Documentary Material under the Antitrust Laws from the FTC or the DOJ following the date hereof (such event, a “Second Request Event”), Section 7.1(c) (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 or Section 7.2 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such twenty-five (25) consecutive calendar day period; provided that (x) (i) if such twenty-five (25) consecutive calendar day period has not ended on or prior to the date on which the unaudited consolidated financial statements of the Parent and its subsidiaries for the quarterly period ended September 30, 2015 would be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act then it will not commence until March 31, 2016, (ii) if the Company shall have provided the Required Information at least five (5) calendar days prior to the date the Company Requisite Vote is obtained and on such date all conditions of the Merger contained in Sections 7.1(a), Section 7.1(b), Section 7.2 and solely in the event of a Second Request Event, Section 7.1(c) (other than the receipt of the Company Requisite Vote and those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied, then notwithstanding anything to the contrary in this Agreement, the Marketing Period shall commence on the date the Company Requisite Vote is obtained and shall be reduced to twenty (20) consecutive calendar days so long as such Marketing Period would then end on or prior to May 9, 2016, (iii) if such twenty (20) or twenty-five (25) consecutive calendar day period (determined in accordance with the preceding clause (ii)) has not ended on or prior to May 9, 2016, then it will not commence until May 16, 2016, (iv) if the Company shall have provided the Required Information at least five (5) calendar days prior to the date the Company Requisite Vote is obtained and on such date all conditions of the Merger contained in Sections 7.1(a), Section 7.1(b), Section 7.2 and solely in the event of a Second Request Event, Section 7.1(c) (other than the receipt of the Company Requisite Vote and those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied, then notwithstanding anything to the contrary in this Agreement, the Marketing Period shall commence on the date the Company Requisite Vote is obtained and shall be reduced to twenty (20) consecutive calendar days so long as such Marketing Period would then end on or prior to August 8, 2016, (v) if such twenty (20) or twenty-five (25) consecutive calendar day period (determined in accordance with the preceding clause (iv)) has not ended on or prior to August 8, 2016, then it will not commence until September 6, 2016, and (y) (i) July 1–5, 2016, October 10, 2016 and November 23–27, 2016 shall not be calendar days for purposes of calculating the twenty-five (25) consecutive calendar day period and such twenty-five (25) consecutive calendar day period shall toll during such times, (ii) if such twenty-five (25) consecutive calendar day period shall not have fully elapsed on or prior to August 19, 2016, then such twenty-five (25) consecutive calendar day period shall commence no earlier than September 6, 2016 and (iii) if such twenty-five (25) consecutive calendar day period shall not have fully elapsed on or prior to December 22, 2016, then such twenty-five (25) consecutive calendar day period shall commence no earlier than January 3, 2017; provided, further, that, notwithstanding anything in this definition to the contrary, (x) the Marketing Period in any event shall end on any earlier date prior to the expiration of such twenty-five (25) consecutive calendar day period on which the Debt Financing is consummated and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty-five (25) consecutive calendar day period, (A) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by Deloitte & Touche LLP or another independent public accounting firm of recognized national standing reasonably acceptable to Parent, (B) the Company or any of its subsidiaries shall have publicly announced any intention to restate any historical financial statements included in the Required Information or that any such restatement is under active consideration, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Information has been amended and made available to its security holders or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP, (C) any Required Information would not be Compliant at any time during such twenty-five (25) consecutive calendar day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty-five (25) consecutive calendar day period, then the Marketing Period shall be deemed not to have occurred) or otherwise does not include the “Required Information” as defined; provided, that for purposes of this clause (C), such information shall be deemed to include all “Required Information” after the Company reasonably believes that it has provided the “Required Information” unless Parent specifies within three (3) Business Days pursuant to the written notice described in the following sentence which portion of the Required Information the Company has not delivered, or (D) the Company or any of its subsidiaries shall have failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act or the Securities Act, as applicable, containing any financial statements that would be required to be contained therein, in which case the Marketing Period will not be deemed to commence unless and until all such reports have been filed. If at any time the Company shall in good faith reasonably believe that it has provided the Required Information and the Required Information is Compliant, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information and the requirement that such Required Information is Compliant will be deemed to have been satisfied as of the date of such delivery of such Required Information identified in such notice, unless Parent in good faith reasonably believes the Company either has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within three (3) Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which portion of the Required Information the Company has not delivered and/or which portion of the Required Information is not Compliant). If at any time Parent shall in good faith reasonably believe that the Required Information is not Compliant, it shall deliver written notice to the Company of that fact within two (2) Business Days, which such notice shall include a description of what Required Information is no longer Compliant;

(aa) “Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences, has, or would reasonably be expected to have, a material adverse effect on or with respect to the business, results of operation or condition (financial or otherwise), assets or liabilities of the Company and its subsidiaries taken as a whole, provided that no events, developments, changes, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general changes or developments in the economy or the financial, debt, capital, credit or securities markets in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, (ii) general changes or developments in the industries in which the Company or its subsidiaries operate, (iii) the execution and delivery of this Agreement or the public announcement of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees of the Company and its subsidiaries, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Company at the express written direction of or with the prior written consent of Parent or Merger Sub after the disclosure to Parent and Merger Sub by the Company of all material and relevant facts and information; provided, that this clause (iii) shall not apply to any representation or warranty set forth in Section 3.1(a), Section 3.5, Section 3.6(a), or Section 3.10, (iv) changes in any applicable Laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof, (v) any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, terrorism, or national or international political or social conditions, (vi) any decline in the market price or trading volume of the Shares (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), or (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (provided, that the facts, circumstances, developments, events, changes, effects or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); provided, however, that with respect to clauses (i), (ii), (iv) or (v), such facts, circumstances, developments, events, changes, effects or occurrences shall be taken into account to the extent they disproportionately and adversely affect the Company and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its subsidiaries operate;

(bb) “Material Lease” means any Lease for real property that is (i) used for the purpose of a call center, corporate or division headquarters or distribution center, or (ii) used for any other purpose, including as a sales office, and provides for a current base rent equal to or more than $25,000.00 per month;

(cc) “Material Leased Real Property” means all real property demised under a Material Lease;

(dd) “Owned Real Property” means all real property owned by the Company or any subsidiary of the Company;

(ee) “Parent Holdings” means Prime Security Services Holdings LLC, a Delaware limited liability company;

(ff) “Parent Related Party” means Parent, Merger Sub, the Financing Source Related Parties and any other financing sources of Parent or Merger Sub, the Guarantors, the Equity Investors and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, affiliates, stockholders, equityholders, managers, members, partners, agents, attorneys, advisors or other representatives or any of the foregoing’s respective successors or assigns;

(gg) “PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time;

(hh) “Permitted Liens” means (A) statutory liens securing payments not yet due, (B) easements, rights-of-way or other similar matters or restrictions, and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection, provided that in each case the same does not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) encumbrances for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided, (D) pledges or deposits made in the ordinary course of business consistent with past practice to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations,

(E) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business or for amounts which are not due and payable or which are being contested in good faith by appropriate proceeding and for which adequate reserves have been provided and (F) Liens set forth on Schedule 9.5(ii) of the Company Disclosure Schedule;

(ii) “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act), including, for the avoidance of doubt, any group of Persons;

(jj) “Personal Information” means: (i) any information, in any form, that identifies an individual or could reasonably be used to identify an individual; (ii) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws; or (iii) any information that is covered by PCI DSS;

(kk) “Real Property” means collectively, the Owned Real Property and the Leased Real Property;

(ll) “Related Party” means any present or former director, officer, stockholder, partner, member, employee or Affiliate (other than subsidiaries of the Company) of the Company or any of its subsidiaries, and such Person’s Affiliates or immediate family members;

(mm) “Required Information” means all financial statements, financial data, audit reports and other information of or regarding the Company and its subsidiaries (i) of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering of debt securities on Form S-1, but limited to the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, and subject to exceptions customary for a Rule 144A offering involving high-yield debt securities, including that such information shall not be required to include financial statements or information required by Rules 3-10 or 3-16 of Regulation S-X, Compensation and Discussion Analysis otherwise required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum, to consummate the offering(s) of non-convertible debt securities by a non-accelerated filer contemplated by the Debt Financing Commitments, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made, (ii) as otherwise reasonably required in connection with the Debt Financing and customarily included in private placements of debt securities under Rule 144A of the Securities Act or (iii) as otherwise necessary in order to assist in receiving customary “comfort” (including as to customary change period “negative assurance” comfort) from the independent accounts of the Company and its subsidiaries in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments, including the historical consolidated financial statements of the Company required to be delivered pursuant to Section 4 of Exhibit F of the Debt Commitment Letter, it being understood and agreed that such information shall not include pro forma financial information, which shall be the responsibility of Parent (without waiver of the obligations of the Company under Section 6.12); provided, that, notwithstanding the Company’s obligation to provide assistance pursuant to Section 6.12, any pro forma financial statements or pro forma financial information to be included in such offering documents shall not be considered “Required Information”;

(nn) “Sharing Agreement” means that certain Tax Sharing Agreement dated as of September 28, 2012, by and among the Company and the other signatories thereto;

(oo) “Software” shall mean computer software programs, including all source code, object code, systems, specifications, network tools, data, databases, firmware, designs and documentation related thereto;

(pp) “Specified Commercial Matter” means (i) any commercial Contract by and between Parent or any subsidiary of Parent, on the one hand, and the Company or any subsidiary of the Company, on the other hand, which commercial Contract was not entered into in connection with, does not arise out of, is not contemplated by or does not otherwise relate to, in each case, this Agreement, the other Transaction Documents, the Merger or any of the other transactions contemplated hereby or thereby and/or (ii) any commercial dispute or claim between Parent or any subsidiary of Parent, on the one hand, and the Company or any subsidiary of the Company, on the other hand, which dispute or claim is not in connection with, does not arise out of, is not contemplated by or does not otherwise relate to, in each case, this Agreement, the other Transaction Documents, the Merger or any of the other transactions contemplated hereby or thereby.

(qq) “subsidiary” or “subsidiaries” means, with respect to any Person (a) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (ii) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity;

(rr) “Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, the Parent Guarantee, the Financing Commitments and any other agreement or document contemplated thereby or any document or instrument delivered in connection hereunder or thereunder;

(ss) “Transaction Material Adverse Effect” means any event, development, change, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, effects or occurrences would reasonably be expected to prevent, materially delay or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement;

(tt) “Whole of the P1 Business” means (i) the entirety of the assets and business of Protection One Inc. and of Alarm Security Group LLC (including, for the avoidance doubt, Protection One, Inc. and Alarm Security Group LLC and their respective subsidiaries as a whole) or (ii) any of (A) Parent, (B) any HSR Affiliate of Parent that, directly or indirectly, owns equity interests of Parent (each, an “HSR Affiliate Owner”), (C) Parent and its subsidiaries as a whole, (D) one or more HSR Affiliate Owners, Parent and Parent’s subsidiaries as a whole, (E) all of the subsidiaries of Parent as a whole, or (F) any combination of one or more of the foregoing Persons described in clauses (A) through (E), in each case, as long as such Person or Persons holds, directly or indirectly, the entirety of the assets and business of Protection One Inc. and of Alarm Security Group LLC; and

(uu) “Willful Breach” means with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching Person with actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have, based on reasonable due inquiry) that such Person’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, a Person’s failure to consummate the Closing when required pursuant to Section 1.2 shall be a Willful Breach of this Agreement.

Section 9.6 Severability. Any term or other provision of this Agreement which is invalid, illegal, void or incapable of being enforced in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity, illegality, voidness or unenforceability, without rendering invalid, illegal, void or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.7 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Confidentiality Agreement, the Equity Financing Commitment and Parent Guarantee constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede and cancel all contemporaneous and prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void; provided, that Parent (or one or more of its Affiliates) shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations under this Agreement, from and after Closing, to any Financing Source Related Parties (so long as Parent remains fully liable for all of its obligations hereunder) pursuant to terms of the Third-Party Financing for purposes of creating a security interest herein or otherwise assigning collateral in respect of the Third-Party Financing and any such Financing Source Related Party may exercise all of the rights and remedies of Parent (or its Affiliate, as applicable) hereunder in connection with the enforcement of any security or exercise of any remedies to the extent permitted under the Third-Party Financing Commitments; provided, further, that Parent shall have the right, without the prior written consent of the Company, to assign all or any portion of its rights, interests and obligations hereunder to one or more affiliates of Apollo Management VIII, L.P. (provided that notwithstanding such assignment, Parent shall remain fully liable for all of its obligations hereunder).

Section 9.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) at and after the Effective Time, with respect to the provisions of Section 6.10 which shall inure to the benefit of the Persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Shares to receive the Per Share Merger Consideration to which they became entitled to receive in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Options, PSUs and Stock Units to receive the payments contemplated by the applicable provisions of Section 2.2, in each case, at the Effective Time in accordance with the terms and conditions of this Agreement, (d) each Parent Related Party shall be a third-party beneficiary of Section 8.2, Section 9.2, this Section 9.8, Section 9.9, Section 9.13, Section 9.14, Section 9.16 and the definition of “Parent Related Party” and (e) each Financing Source Related Party shall be a third-party beneficiary of Section 8.2, Section 9.2, this Section 9.8, Section 9.9, Section 9.13, Section 9.14, Section 9.16 and the definition of “Financing Source Related Party” (it being understood that the foregoing provisions may not be amended in a manner materially adverse to the Financing Source Related Parties without their prior written consent). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that any claim or dispute involving any Financing Source Related Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any claim or dispute arising out of or relating in any way to the Third-Party Financing or the performance thereof, shall be governed by the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Counterparts. This Agreement may be executed (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by facsimile transmission, “.pdf” or other electronic transmission) to the other Parties.

Section 9.12 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject in all respects to this Section 9.12, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity, subject to the terms and provisions of this Agreement. Notwithstanding the foregoing or anything in any Transaction Document or otherwise to the contrary, and subject in all respects to this Section 9.12, the Company shall not nor shall any Affiliate or stockholder thereof (or any of the forgoing’s respective Representatives) be entitled to enforce or seek to enforce specifically Parent’s or Merger Sub’s obligation to cause all or any portion of the Equity Financing to be funded (whether under this Agreement or the Equity Financing Commitment) or otherwise cause Parent or Merger Sub to take action to consummate the Merger, the Equity Financing or the other transactions contemplated hereunder or any other Transaction Documents or otherwise (including the obligation to pay all or any portion of the aggregate Per Share Merger Consideration) unless and only if: (i) Parent is required to consummate the Closing pursuant to Section 1.2, (ii) the Third-Party Financing (or Alternative Financing in accordance with Section 6.12(a)) has been received by Parent in full, or such full amount will be funded to Parent at the Closing if the Equity Financing is funded at the Closing (provided that Parent and Merger Sub shall not be required to draw down the Equity Financing Commitment or consummate the Closing if the Third-Party Financing Commitments are not in fact funded at the Closing), (iii) the Company has irrevocably confirmed in writing to Parent that, if specific performance is granted and the Equity Financing and Third-Party Financing (or Alternative Financing in accordance with Section 6.12(a)) are funded, then the Closing will occur (and the Company has not revoked, withdrawn, modified or conditioned such confirmation) and (iv) Parent and Merger Sub fail to complete the Closing within two (2) Business Days after delivery of the Company’s irrevocable written confirmation. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief to extent in compliance with this Section 9.12 on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything else to the contrary in any Transaction Document or otherwise, for the avoidance of doubt, while the Company may, subject in all respects to Section 8.2, this Section 9.12 and Section 9.16 (including, in each case, the limitations set forth therein), concurrently seek (i) specific performance or other equitable relief, subject in all respects to this Section 9.12 and (ii) payment of monetary damages pursuant to clause (i) of the first proviso in Section 8.2(a) or the Parent Termination Fee, if, as and when required pursuant to Section 8.2(b)(iv), under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (1) both a grant of specific performance to cause the Equity Financing to be funded (whether under this Agreement or the Equity Financing Commitment) or other equitable relief, on the one hand, and payment of any monetary damages whatsoever and/or the payment of any of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 6.11(b)(iv), Section 6.12(c), Section 8.2(d) and the second and third sentences of Section 8.3, on the other hand, or (2) both payment of any monetary damages whatsoever, on the one hand, and payment of any of the Parent Termination Fee and/or any of the amounts, if any, as and when due, pursuant to Section 6.11(b)(iv), Section 6.12(c), Section 8.2(d) and the second and third sentences of Section 8.3, on the other hand.

Section 9.13 Jurisdiction. Each of the Parties irrevocably (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or any of the transactions contemplated by this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Delaware, as described above, and (d) consents to service being made through the notice procedures set forth in Section 9.4. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.4 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.13, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, that each such Party’s consent to jurisdiction and service contained in this Section 9.13 is solely for the purpose referred to in this Section 9.13 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose. Notwithstanding anything in this Agreement to the contrary, each Party hereby irrevocably and unconditionally agrees, on behalf of itself and its Related Parties, that it will not bring or support any litigation against any Financing Source Related Party in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Third-Party Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.14 relating to the waiver of jury trial shall apply to any such action, suit or proceeding. Parent irrevocably designates the Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary, proper or advisable in order to confer jurisdiction over it, and Parent stipulates that such consent and appointment are irrevocable and coupled with an interest.

Section 9.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUCH ACTION INVOLVING ANY FINANCING SOURCE RELATED PARTY) OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.15 Interpretation. When reference is made in this Agreement to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States of America dollars. With respect to the determination of any period of time, “from” means “from and including”. Any deadline or time period set forth in this Agreement that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. For purposes of this Agreement, the term “made available”, with respect to any document or item, shall mean that such document or item has been made available to Parent and its Representatives in the electronic data room maintained by the Company at https://www.intralinks.com on or before one (1) Business Day immediately prior to the date of this Agreement. Each of the Parties has participated in the drafting and negotiating of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the Parties and without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. The Company, Parent and Merger Sub each agree and acknowledge that the individuals specified in the definition of “knowledge”, as applicable, (x) have read this Agreement, including the representations, warranties, agreements and covenants contained herein, (y) have reviewed with counsel the representations, warranties and covenants contained herein and (z) for purposes of Section 8.2(a), shall be deemed to understand the meanings of the representations, warranties and covenants contained herein. Notwithstanding anything to the contrary herein, Parent Inc. and Parent LP shall each be deemed a “Party” solely for purposes of the provisions of this Article IX.

Section 9.16 Non-Recourse. Each Party agrees, on behalf of itself and its Affiliates and Related Parties, that all Actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (A) this Agreement, any other Transaction Document or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), (B) the negotiation, execution or performance this Agreement, any other Transaction Document or any other agreement referenced herein or therein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement, any other Transaction Document or such other agreement), (C) any breach or violation of this Agreement, any other Transaction Document or any other agreement referenced herein or therein and (D) any failure of the transactions contemplated hereunder or under any Transaction Document or any other agreement referenced herein or therein (including the Financing) to be consummated, in each case, may be made only against (and are those solely of) the Persons that are expressly identified as parties to this Agreement and, in accordance with, and subject to the terms and conditions of this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement, any other Transaction Document or any other agreement referenced herein or therein or otherwise to the contrary, each Party hereto covenants, agrees and acknowledges, on behalf of itself and its respective Affiliates and Related Parties, that no recourse under this Agreement, any other Transaction Document or any other agreement referenced herein or therein or in connection with any transactions contemplated hereby or thereby (including the Financing) shall be sought or had against any other Person, including any Parent Related Party, and no other Person, including any Parent Related Party, shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related to the items in the immediately preceding clauses (A) through (D), in each case, except for claims that (1) the Company, Parent or Merger Sub, as applicable, may assert (subject, with respect to the following clauses (ii) and (iii), in all respects to the limitations set forth in Section 8.2, Section 9.12 and this Section 9.16): (i) against any Person that is party to and solely pursuant to the terms and conditions of, the Confidentiality Agreement or any Specified Commercial Matter, as applicable, (ii) against each Guarantor under, if, as and when required pursuant to the terms and conditions of the Parent Guarantee, (iii) against the Equity Investors for specific performance of the Equity Investors’ obligation to fund their committed portions of the Equity Financing thereunder solely in accordance with, and pursuant to the terms and conditions of, Section 6 of the Equity Financing Commitment or (iv) against Parent and Merger Sub solely in accordance with, and pursuant to the terms and conditions of, this Agreement and (2) Parent and its Affiliates may assert against the financing sources pursuant to the terms and conditions of the Third-Party Financing Commitments. Notwithstanding anything to the contrary herein or otherwise, no Parent Related Party shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the other Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder (including the Financing), or the termination or abandonment of any of the foregoing.

Section 9.17 Contribution of Preferred Securities Financing. Concurrently with the Closing in accordance with Section 1.2, Parent Inc. and Parent LP shall contribute the proceeds of the Preferred Securities Financing to Parent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub, and solely for the purposes of Article IX of this Agreement, Parent Inc. and Parent LP, have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

THE ADT CORPORATION

By:	/s/ Naren Gursahaney
	Name:	Naren Gursahaney
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

PARENT:

PRIME SECURITY SERVICES BORROWER, LLC

By:	/s/ Timothy J. Whall
	Name:	Timothy J. Whall
	Title:	President and Chief Executive Officer

MERGER SUB:

PRIME SECURITY ONE MS, INC.

By:	/s/ Timothy J. Whall
	Name:	Timothy J. Whall
	Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Solely for the purposes of Article IX:

PRIME SECURITY SERVICES PARENT, INC.

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

Solely for the purposes of Article IX:

PRIME SECURITY SERVICES TOPCO PARENT, L.P.

By:	PRIME SECURITY SERVICES GP, LLC, its general partner

By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

Signature Page to Agreement and Plan of Merger

EXHIBIT A-1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

(SEE ATTACHED.)

Exhibit A-1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

THE ADT CORPORATION

(a Delaware corporation)

ARTICLE I

The name of the Corporation is The ADT Corporation.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and/or supplemented from time to time (the “DGCL”).

ARTICLE IV

The total number of shares of all classes of stock that the Corporation is authorized to issue is one thousand (1,000) shares of capital stock, all of which shall be common stock with a par value of one cent ($0.01) per share (the “Common Stock”). Each holder of record of Common Stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record.

ARTICLE V

From time to time, any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the DGCL or other statutes or laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to this reservation.

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors of the Corporation (the “Board”) is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation (the “Bylaws”), without any action on the part of the stockholders, but the stockholders may make, alter, amend or repeal the Bylaws whether adopted by them or otherwise.

ARTICLE VII

Election of directors need not be by written ballot unless the Bylaws shall so require.

ARTICLE VIII

To the fullest extent permitted by law, as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Common Stock entitled to vote thereon were present and voted, and shall be delivered to the Corporation.

The books of the Corporation may be kept (subject to any provision contained in the DGCL) within or outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE X

Neither any contract or other transaction between the Corporation and any other corporation, partnership, limited liability company, joint venture, firm, association, or other entity (an “Entity”), nor any other acts of the Corporation with relation to any other Entity will, in the absence of fraud, to the fullest extent permitted by applicable law, in any way be invalidated or otherwise affected by the fact that any one or more of the directors or officers of the Corporation are pecuniary or otherwise interested in, or are directors, officers, partners, or members of, such other Entity (such directors, officers, and Entities, each a “Related Person”). Any Related Person may be a party to, or may be pecuniary or otherwise interested in, any contract or transaction of the Corporation; provided, however, that the fact that person is a Related Person or is pecuniary or otherwise interested in such contract or transaction is disclosed or is known to the Board or a majority of directors present at any meeting of the Board at which action upon any such contract or transaction is taken. Any director of the Corporation who is also a Related Person or who is pecuniary or otherwise interested in such contract or transaction may be counted in determining the existence of a quorum at any meeting of the Board during which any such contract or transaction is authorized and may vote thereat to authorize any such contract or transaction, with like force and effect as if such person were not a Related Person or were not pecuniary or otherwise interested in such contract or transaction. Any director of the Corporation may vote upon any contract or any other transaction between the Corporation and any subsidiary or affiliated Entity without regard to the fact that such person is also a director, officer, manager, general partner or other fiduciary of such subsidiary or affiliated Entity.

Any contract, transaction or act of the Corporation or of the directors of the Corporation that is ratified at any annual meeting of the stockholders of the Corporation, or at any special meeting of the stockholders of the Corporation called for such purpose, will, insofar as permitted by applicable law, be as valid and as binding as though ratified by every stockholder of the Corporation; provided, however, that any failure of the stockholders to approve or ratify any such contract, transaction or act, when and if submitted, will not be deemed in any way to invalidate the same or deprive the Corporation, its directors, officers or employees, of its or their right to proceed with such contract, transaction or act.

Subject to any express agreement that may from time to time be in effect, (x) any director or officer of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of either Apollo Management VIII, L.P., on behalf of its investment funds (“Apollo”), or any of its respective affiliates (collectively, the “Managers”) and (y) the Managers and their affiliates, may, and shall have no duty not to, in each case on behalf of the Managers or their affiliates (the persons and entities in clauses (x) and (y), each a “Covered Manager Person”), to the fullest extent permitted by applicable law, (i) carry on and conduct, whether directly, or as a partner in any partnership, or as a member or manager in any limited liability company or as a joint venturer in any joint venture, or as an officer, director or stockholder of any corporation, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation, (ii) do business with any client, customer, vendor or lessor of any of the Corporation or its affiliates, and (iii) make investments in any kind of property in which the Corporation may make investments. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation to participate in any business of the Managers or their affiliates, and waives any claim against a Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such person’s or entity’s participation in any such business.

In the event that a Covered Manager Person acquires knowledge of a potential transaction or matter which may constitute a corporate opportunity for both (x) the Covered Manager Person, in his or her Apollo-related capacity, as the case may be, or Apollo or its affiliates, as the case may be, and (y) the Corporation, to the fullest extent permitted by law, the Covered Manager Person shall not have any duty to offer or communicate information regarding such corporate opportunity to the Corporation. To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation hereby renounces any interest or expectancy of the Corporation in such corporate opportunity and waives any claim against each Covered Manager Person and shall indemnify a Covered Manager Person against any claim that such Covered Manager Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Covered Manager Person (i) pursues or acquires any corporate opportunity for its own account or the account of any affiliate, (ii) directs, recommends, sells, assigns or otherwise transfers such corporate opportunity to another person or (iii) does not communicate information regarding such corporate opportunity to the Corporation.

Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

This Article X may not be amended, modified or repealed without the prior written consent of each of the Managers.

In the event of a conflict between this Article X and any other Article or provision of this Amended and Restated Certificate of Incorporation, this Article X shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall any employee of the Corporation or any of its subsidiaries be deemed to be a “Covered Manager Person”, and under no circumstances shall the Corporation waive or renounce any interest or expectancy of the Corporation in, or in being offered any opportunity to participate in, any business opportunities that are presented to any Manager who is also an employee of the Corporation or any of its subsidiaries, irrespective of whether such employee is a director or officer of the Corporation of any of its affiliates.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

The Corporation elects not to be governed by Section 203 of the DGCL.

EXHIBIT A-2

AMENDED AND RESTATED BYLAWS OF THE SURVIVING CORPORATION

(SEE ATTACHED.)

Exhibit A-2

AMENDED & RESTATED BYLAWS

OF

THE ADT CORPORATION

(Adopted [ ● ], 201[ ● ])

ARTICLE I

Offices

Section 1. Registered Office; Registered Agent. The registered office of The ADT Corporation (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The Corporation’s registered agent in the State of Delaware, and the address of such registered agent, may be changed from time to time by or under the authority of the board of directors of the Corporation (the “Board of Directors”) in the manner provided in the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2. Other Offices. The Corporation may have a principal or other office or offices at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or as shall be necessary or appropriate for the conduct of the business of the Corporation.

ARTICLE II

Stockholders

Section 1. Place of Meetings. All meetings of stockholders shall be held at the principal office of the Corporation or at such other place, if any, within or without the State of Delaware, or by means of remote communication, as may be designated by the Board of Directors and stated in the notice of the meeting.

Section 2. Annual Meetings. An annual meeting of stockholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on such day and at such hour, as shall be fixed by the Board of Directors and designated in the notice of the meeting. At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and may transact such other corporate business as may properly be brought before the meeting.

Section 3. Special Meetings. A special meeting of the stockholders (or of any class thereof) for any purpose or purposes may be called at any time by the Chairman of the Board, if any, the President or by order of the Board of Directors and shall be called by the President or the Secretary upon the written request therefor delivered to the President or Secretary signed by stockholders holding of record more than 50% of the outstanding shares of stock of the Corporation entitled to vote at such meeting. Such written request shall state the purpose or purposes for which such meeting is to be called and the call therefor shall be issued within 60 days after the receipt of said request. Business transacted at all special meetings shall be confined to the objects specifically stated in the call therefor.

Section 4. Notice of Meetings. Except as otherwise expressly required by law, written notice of each meeting of stockholders, whether annual or special, shall be given at least 10 and not more than 60 days before the date on which the meeting is to be held to each stockholder of record entitled to vote thereat by delivering a notice thereof to such stockholder personally or by mailing such notice in a postage prepaid envelope directed to such stockholder at such stockholder’s address as it appears on the stock ledger of the Corporation, unless such stockholder shall have filed with the Secretary of the Corporation a written request that notices intended for such stockholder be directed to another address, in which case such notice shall be directed to such stockholder at the address designated in such request. Notices of each meeting of stockholders, whether annual or special, shall set forth the date, time, place, if any, the means of remote communications, if any, by which stockholders or proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). Notices of each special meeting of stockholders shall also set forth the purpose or purposes for which the meeting is called. In lieu of written notice, notice may be given by electronic transmission if permitted by applicable law and if given in compliance therewith. If electronically transmitted by means of facsimile telecommunication or electronic mail, then notice is deemed given when transmitted and directed to a facsimile number or electronic mail address, as the case may be, at which the stockholder has consented to receive notice. If mailed, notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder in the manner set forth herein. An affidavit of the Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 5. List of Stockholders. The Secretary or any Assistant Secretary of the Corporation shall produce, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote thereat (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of such stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the principal place of business of the Corporation. If the meeting is to be held at a place, such list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network (provided that the information required to access such list shall be provided with the notice of the meeting). Except as otherwise provided by law, the original or duplicate stock ledger shall be the only evidence as to the stockholders entitled to examine such list or to vote in person or by proxy at such meeting.

Section 6. Quorum; Adjournment of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Amended & Restated Bylaws of the Corporation (“Bylaws”), the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business at all meetings of the stockholders. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If less than a quorum shall be present or represented at the time for which the meeting shall have been called, the stockholders so present in person or by proxy at such meeting may, by a majority in voting power thereof, adjourn the meeting from time to time without any notice or call other than by an announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall attend. Any meeting or adjournment thereof at which a quorum is present may also be adjourned in like manner without notice or call or upon such notice or call as may be determined by vote of the holders of a majority in voting power voting thereon. If, however, the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted if the meeting had been held as originally called.

Section 7. Voting. Except as otherwise provided in the Certificate of Incorporation, at every meeting of stockholders, each holder of record of the issued and outstanding stock of the Corporation entitled to vote at such meeting shall be entitled to one vote in person or by proxy for each such share of stock having voting power upon the matter in question held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no proxy shall be voted after three years from its date unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may remain irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Shares of its own capital stock belonging to the Corporation directly or indirectly shall not be voted directly or indirectly; provided, however, that the foregoing shall not limit the right of the Corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity (and to count such shares for purposes of determining a quorum). Except as otherwise required by the laws of the State of Delaware or the Certificate of Incorporation, and except for the election of directors, at all meetings of the stockholders, a quorum being present, all matters shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote thereon which are present in person or by proxy. Directors shall be elected by plurality of the votes cast at a meeting for the election of directors at which a quorum is present. Unless demanded by a stockholder of the Corporation present in person or by proxy at any meeting of the stockholders and entitled to vote thereat before the meeting begins, or so directed by the person presiding at the meeting or required by the laws of the State of Delaware, the election of directors of the Corporation or the vote on any other question presented at the meeting need not be by ballot. On any vote by ballot, each ballot shall be signed by the stockholder voting, or in such stockholder’s name by such stockholder’s proxy, if there be such a proxy, and shall state the number of shares voted by such stockholder and the number of votes to which each share is entitled.

Section 8. Organization of Meeting. The Chairman of the Board, if any, shall preside at all meetings of stockholders, or in his or her absence, the Vice Chairman of the Board, if any, shall preside, or in his or her absence, the President of the Corporation shall preside. If neither the Chairman of the Board, the Vice Chairman of the Board or the President is present at the meeting, the holders of a majority of the shares present at the meeting and entitled to vote, in person or by proxy, shall select a person to preside at the meeting. Subject to the requirements of any applicable law or the rules and regulations of any national securities exchange, national securities association or interdealer quotation system upon which the Corporation’s securities may be listed, the person presiding at a meeting of stockholders shall determine the order of business and the procedure at the meeting, including, without limitation, the regulation of the manner of voting and the conduct of any discussion, as he or she believes to be in order. The Secretary of the Corporation shall act as secretary of all meetings of stockholders, or in his or her absence, any Assistant Secretary of the Corporation who is present shall act as secretary of the meeting, or if no Assistant Secretary shall be present, the person presiding at such meeting shall appoint a secretary for that particular meeting.

Section 9. Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such corporate action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing. In the event that the action which is consented to is such as would have required the filing of a certificate with any governmental body, if such action had been voted on by stockholders at a meeting thereof, the certificate filed shall state, in lieu of any statement required by law concerning any vote of stockholders, that consent had been given in accordance with the provisions of Section 228 of the DGCL. Without limiting the manner by which consent may be given, written consent may be given by means of electronic transmission in the manner prescribed by Section 228 of the DGCL.

Section 10. Ratification of Acts of Directors and Officers. Except as otherwise provided by law or by the Certificate of Incorporation, any transaction or contract or act of the Corporation or of the directors or the officers of the Corporation may be ratified by the affirmative vote of the holders of the number of shares which would have been necessary to approve such transaction, contract or act at a meeting of stockholders, or by the written consent of stockholders in lieu of a meeting.

ARTICLE III

Board of Directors

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by the DGCL or the Certificate of Incorporation.

Section 2. Number of Directors; Term of Office. The Board of Directors shall consist of three members but may be increased or decreased as hereinafter provided. Each director shall hold office until the annual meeting of the stockholders next following his or her election and until his or her successor shall have been elected and shall qualify, or until his or her death, resignation or removal from office. At any time or from time to time at a special meeting called for that purpose, the Board of Directors, by the vote of a majority of the entire Board, may increase the number of directors of the Corporation, or may decrease the number of directors of the Corporation; provided, however, that in no event shall the number of directors of the Corporation be less than one. Directors shall be elected at the annual meeting of stockholders. Directors need not be stockholders or residents of the State of Delaware. Except as otherwise provided in these Bylaws, elections of directors need not be by written ballot.

Section 3. Quorum; Manner of Acting; Telephonic Participation. Unless otherwise provided by law, the presence of a majority of the entire Board of Directors shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, the directors present shall adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of the directors, a quorum being present, all matters shall be decided by the affirmative vote of a majority of the directors present, except as otherwise required by the laws of the State of Delaware or the Certificate of Incorporation. All or any one or more directors may participate in a meeting of the Board of Directors or of any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to such communications equipment shall constitute presence in person at such meeting. The minutes of any meeting of the Board of Directors or of any committee thereof held by telephone shall be prepared in the same manner as a meeting of the Board of Directors or of such committee held in person.

Section 4. Place of Meetings. The Board of Directors may hold its meetings at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine.

Section 5. Annual Meeting. As promptly as practicable after each annual meeting of the stockholders for the election of directors, the Board of Directors shall meet for the purpose of the appointment of officers and the transaction of such other business as may properly come before the meeting. Notice of such meeting need not be given if held immediately after the annual meeting of stockholders. Such meeting may be held at any other time or place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a waiver of notice thereof signed by all the directors.

Section 6. Regular Meetings. Regular meetings of the Board of Directors may be held at such time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. After there has been such determination, and notice thereof has been given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 7. Special Meetings and Notice Thereof. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or by a majority of the directors. Notice of the time, date and place of each such meeting shall be mailed to each director, addressed to him or her at his or her residence or usual place of business, at least four days before the date on which the meeting is to be held, or shall be given to him or her by telegram, telex, mailgram, facsimile transmission, electronic mail or other means of electronic transmission, or be delivered personally or by telephone, not later than the day before the day on which such meeting is to be held. Such notice shall state the time and place of the meeting, but need not state the purposes thereof. In lieu of the notice to be given as set forth above, a waiver thereof in writing, signed by the director or directors entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto for purposes of this Section 7. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with first-class postage thereon prepaid. If sent by any other means (including facsimile, courier, electronic mail or express mail, etc.), such notice shall be deemed to be delivered when actually delivered to the home or business address, electronic address or facsimile number of the director. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and objects at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. The person or persons authorized to call special meetings of the Board of Directors may fix any place, either within or without the State of Delaware, as the place for holding any special meeting of the Board of Directors called by them.

Section 8. Removal. Except as otherwise provided by the Certificate of Incorporation or applicable law, the entire Board of Directors or any individual director may be removed from office with or without cause by the holders of a majority in voting power of the outstanding stock entitled to vote at an election of directors. In case the Board of Directors or any one or more directors be so removed, one or more individuals may be appointed at the same meeting at which such director or directors have been so removed to fill the vacancy or vacancies created thereby, to serve for the remainder of the terms, respectively, of the director or directors so removed.

Section 9. Resignation. Any director of the Corporation may resign at any time by giving written notice thereof to the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 10. Vacancies on Board of Directors. If any vacancy occurs in the Board of Directors caused by the death, resignation, retirement, disqualification or removal from office of any director or otherwise, or any new directorship is created by any increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, may fill the vacancy or newly created directorship, as the case may be, or such vacancy or newly created directorship may be filled at an annual meeting or at a special meeting of the stockholders called for that purpose. Each director so elected shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and shall be qualified or until his or her death, resignation or removal from office.

Section 11 Waiver of Notice and Consent. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though such meeting had been duly held after a regular call and notice, if a quorum be present and if, before or after the meeting, each of the directors not present signs or electronically transmits a written waiver of notice of such meeting whether before or after the date stated therein. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of directors or members of a committee of directors need be specified in any written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 12. Committees. The Board of Directors may, by resolution of the Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation, which, to the extent provided in the resolution or in these Bylaws, shall have and may exercise such powers of the Board of Directors in the management of the business and affairs of the Corporation, as the Board of Directors may by resolution determine and specify in the respective resolutions appointing them, subject to such restrictions as may be contained in the Certificate of Incorporation or the laws of the State of Delaware. Such committee or committees shall have such name or names as may be determined from time to time by resolutions adopted by the Board of Directors. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required. A majority of all the members of any such committee may fix its rules of procedure, determine its action and fix the time and place, whether within or without the State of Delaware, of its meetings and specify what notice thereof, if any, shall be given, unless the Board of Directors shall otherwise by resolution provide. The Board of Directors shall have the power to change the membership of any such committee at any time, to fill vacancies thereon and to discharge any such committee, either with or without cause, at any time. Each member of any such committee shall be paid such fee, if any, as shall be fixed by the Board of Directors for each meeting of such committee which he or she shall attend and for his or her expenses, if any, of attendance at each regular or special meeting of such committee as shall be determined by the Board of Directors.

Section 13. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors, or committee.

Section 14. Fees and Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors may, if it so desires, authorize members of the Board of Directors to be compensated for their expenses, if any, of attendance at each regular or special meeting of the Board of Directors. Such compensation may, in the Board of Directors’ discretion, also include a fixed sum for each meeting and an annual fee for serving as a director, such as may be allowed by resolution of the Board of Directors. Directors who are officers or employees of the Corporation may receive, if the Board of Directors desires, fees for serving as directors. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

Officers

Section 1. Officers. The principal officers of the Corporation shall be chosen by the Board of Directors and may include a President, one or more Vice Presidents, a Treasurer and a Secretary. The Board of Directors may also choose such other officers, including, without limitation, a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer and one or more Senior or Executive Vice Presidents, as may be appointed in accordance with the provisions of these Bylaws. One person may hold the offices and perform the duties of any two or more of said officers.

Section 2. Election or Appointment and Term of Office. The principal officers of the Corporation shall be appointed annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor shall have been duly chosen and shall qualify, or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

Section 3. Subordinate Officers. In addition to the principal officers enumerated in Section 1 of this Article IV, the Corporation may have one or more Assistant Treasurers, one or more Assistant Secretaries and such other officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period, have such authority, and perform such duties as the President, the Chief Executive Officer, if any, or the Board of Directors may from time to time designate. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4. Removal. Any officer may be removed, either with or without cause, at any time, by resolution adopted by the Board of Directors at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors called for that purpose at which a quorum is present, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

Section 5. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Vacancies. A vacancy in any office may be filled for the unexpired portion of the term in the manner prescribed in these Bylaws for appointment to such office for such term.

Section 7. Powers and Duties. The officers shall each have such authority and perform such duties in the management of the Corporation as from time to time may be prescribed by the Board of Directors and as may be delegated by the President or the Chief Executive Officer, if any, without limiting the foregoing:

(a) Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and he or she shall have and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

(b) Vice Chairman of the Board. The Vice Chairman of the Board shall be the assistant to the Chairman of the Board of Directors and shall assume the Chairman’s responsibilities in the event of his or her absence or disability or as directed by the Chairman of the Board.

(c) President; Chief Executive Officer. Unless a separate Chief Executive Officer is appointed, the President shall serve as the Chief Executive Officer of the Corporation. The Chief Executive Officer shall, subject to the direction of the Board of Directors, have general and active control of the affairs and business of the Corporation and general supervision of its officers, officials, employees and agents. In the absence of a Chairman of the Board or Vice Chairman of the Board, he or she shall preside at all meetings of the stockholders, at all meetings of the Board of Directors and any committee thereof of which he or she is a member, unless the Board of Directors or such committee shall have chosen another chairman. He or she shall see that all orders and resolutions of the Board of Directors are carried into effect, and in addition he or she shall have all the powers and perform all the duties generally pertaining to the office of the Chief Executive Officer of a corporation. If a separate Chief Executive Officer is appointed, the President shall have and perform such duties as otherwise generally pertain to such office and as may be assigned to him or her by the Board of Directors. Subject to the control and direction of the Board of Directors, the President may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation.

(d) Executive Vice President. The Executive Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(e) Senior Vice President. The Senior Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President and the Executive Vice Presidents, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(f) Vice President. The Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, the Executive Vice Presidents and the Senior Vice Presidents, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Chief Executive Officer or the Board of Directors may from time to time prescribe.

(g) Treasurer. The principal financial officer of the Corporation shall be the Treasurer of the Corporation unless the Board of Directors has designated another officer to serve as principal financial officer. The Treasurer shall have charge and custody of, and be responsible for, all funds and securities of the Corporation and shall deposit all such funds in the name of the Corporation in such banks or other depositories as shall be selected by the Board of Directors. He or she shall exhibit at all reasonable times his or her books of account and records to any of the directors of the Corporation during business hours at the office of the Corporation where such books and records shall be kept; when requested by the Board of Directors or any committee thereof, he or she shall render a statement of the condition of the finances of the Corporation at any meeting of the Board of Directors or any committee thereof or at the annual meeting of stockholders; he or she shall receive, and give receipt for, monies due and payable to the Corporation from any source whatsoever; and, in general, he or she shall perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors. The Treasurer shall give such bond, if any, for the faithful discharge of his or her duties as the Board of Directors may require.

(h) Secretary. The Secretary, if present, shall act as secretary at all meetings of the Board of Directors or any committee thereof and of the stockholders and keep the minutes thereof in a book or books to be provided for that purpose. He or she shall see that all notices required to be given by the Corporation are duly given and served; he or she shall have charge of the stock records of the Corporation; he or she shall see that all reports, statements and other documents required by law are properly kept and filed; and in general, he or she shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the Chief Executive Officer or the Board of Directors

Section 8. Salaries. The salaries of the principal officers shall be fixed from time to time by the Board of Directors or a committee thereof appointed for such purpose, and the salaries of any other officers may be fixed by the Chief Executive Officer.

ARTICLE V

Capital Stock

Section 1. Certificates of Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form; provided, however, that, where any such certificate is signed (a) by a transfer agent or an assistant transfer agent, or (b) by a transfer clerk acting on behalf of the Corporation and a registrar, if the Board of Directors shall by resolution so authorize, the signature of such Chairman of the Board, President, Vice President, Treasurer, Secretary, Assistant Treasurer or Assistant Secretary may be facsimiles thereof. In case any officer or officers of the Corporation who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate shall cease to be such officer or officers, whether by reason of death, resignation or otherwise, before such certificate shall have been delivered by the Corporation, such certificate may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate, or whose facsimile signature or signatures shall have been affixed thereto, had not ceased to be such officer or officers.

Section 2. Stock Ledger. A record shall be kept by the Secretary, transfer agent or by any other officer, employee or agent designated by the Board of Directors of the name of the person, firm or corporation holding the stock represented by such certificate, the number of shares represented by such certificate, and the date of issuance thereof, and in case of cancellation, the date of cancellation.

Section 3. Cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6 of this Article V.

Section 4. Transfers of Stock. Transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation or with a transfer clerk or a transfer agent appointed as provided in Section 5 of this Article V, and on surrender of the certificate or certificates, if any, for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the Secretary of the Corporation, shall be so expressed in the entry of transfer.

Section 5. Regulations. The Board of Directors may make such rules and regulations as it may deem expedient, not inconsistent with the Certificate of Incorporation or these Bylaws, concerning the issue, transfer and registration of shares of the stock of the Corporation. It may appoint, or authorize any principal officer or officers to appoint, one or more transfer clerks or one or more transfer agents and one or more registrars, and may require all certificates of stock to bear the signature or signatures of any of them.

Section 6. Lost, Stolen, Mutilated or Destroyed Certificates. As a condition to the issue of a new certificate or uncertificated shares of stock in the place of any certificate theretofore issued and alleged to have been lost, stolen, mutilated or destroyed, the Board of Directors, in its discretion, may require the owner of any such certificate, or his legal representatives, to give the Corporation a bond in such sum and in such form as it may direct or to otherwise indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. Proper evidence of such loss, theft, mutilation or destruction shall be procured for the Board of Directors, if required. The Board of Directors, in its discretion, may authorize the issuance of such new certificate or uncertificated shares without any bond when in its judgment it is proper to do so.

Section 7. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

(c) Unless otherwise restricted by the certificate of incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board of Directors, (i) when no prior action of the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE VI

Amendments

Section 1. Amendments by Stockholders. These Bylaws may be altered, amended or repealed and new Bylaws may be added by the stockholders at any annual meeting of the stockholders or at any special meeting thereof if notice of the proposed alteration, amendment, repeal or addition be contained in the notice of such special meeting, by the affirmative vote of the holders of a majority in voting power of the stock entitled to vote thereon.

Section 2. Amendments by the Board of Directors. The Board of Directors may adopt, amend or repeal these Bylaws by the affirmative vote of the Board of Directors at any regular or special meeting of the Board of Directors. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Certificate of Incorporation it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.

ARTICLE VII

Miscellaneous Provisions

Section 1. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 2. Voting of Securities Owned by the Corporation. The Board of Directors may authorize any person on behalf of the Corporation to attend, waive notice, vote or consent and grant proxies (with or without power of substitution), with respect to the securities of any other entity which may be held by this Corporation.

Section 3. Dividends; Reserves.

(a) Subject to any restrictions contained in the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of the Corporation’s capital stock from the Corporation’s surplus, or if there be none, out of its net profits for the current fiscal year and/or the preceding fiscal year. Dividends may be paid in cash, in property or in shares of capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon. Dividends shall be payable upon such dates as the Board of Directors may designate.

(b) If the dividend is to be paid in shares of the theretofore unissued capital stock of the Corporation, the Board of Directors shall, by resolution, direct that there be designated as capital in respect of such shares an amount which is not less than the aggregate par value of par value shares being declared as a dividend and, in the case of shares without par value being declared as a dividend, such amount as shall be determined by the Board of Directors; provided, however, that no such designation as capital shall be necessary if shares are being distributed by the Corporation pursuant to a split-up or division of its stock.

(c) The Board of Directors may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 4. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

Indemnification

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this Article VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article VIII (which shall be governed by Section 3 of this Article VIII) (hereinafter an “advancement of expenses”); provided, however, that, any advancement of expenses hereunder in connection with any such proceeding shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified in connection with such proceeding.

Section 3. Enforcement. If a claim under Section 1 or Section 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim for indemnification has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 4. Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 5. Survival of Rights. The rights conferred on any person by this Article VIII shall continue as to a person who has ceased to be a director or executive officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6. Insurance. To the fullest extent permitted by the DGCL, or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article VIII.

Section 7. Amendments. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or his or her successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 8. Saving Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article VIII that shall not have been invalidated, or by any other applicable law. If this Article VIII shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

Section 9. Nature of Rights. The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.